Exhibit 2.4

ASSET PURCHASE AGREEMENT
by and between
CENTERPOINT ENERGY RESOURCES CORP.,
as Seller
and
SOUTHERN COL MIDCO, LLC,
as Buyer
Dated as of April 29, 2021

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APPENDICES AND EXHIBITS
Appendix A        Adjustment Amount (including accounting principles)
Appendix B        Sample Calculation of Adjustment Amount
Exhibit A        Form of Assignment and Assumption Agreement
Exhibit B-1        Form of Assignment of Recorded Instruments (Arkansas)
Exhibit B-2        Form of Assignment of Recorded Instruments (Oklahoma)
Exhibit B-3        Form of Assignment of Recorded Instruments (Texas)
Exhibit C        Form of Assignment of Unrecorded Instruments
Exhibit D        Form of Bill of Sale
Exhibit E-1        Form of Special Warranty Deed (Arkansas)
Exhibit E-2        Form of Special Warranty Deed (Oklahoma)
Exhibit E-3        Form of Special Warranty Deed (Texas)
Exhibit F        Form of Assignment of Lease
Exhibit G        Form of Transition Services Agreement

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 29, 2021, by and between CenterPoint Energy Resources Corp., a Delaware corporation (“Seller”), and Southern Col Midco, LLC, a Delaware limited liability company (“Buyer”).
WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Purchased Assets (as hereinafter defined) upon the terms and conditions set forth in this Agreement;
WHEREAS, concurrently herewith, Summit Utilities, Inc., a Colorado corporation (“Guarantor”), has executed and delivered to Seller a Guaranty, dated as of the date hereof (the “Guaranty”), pursuant to which Guarantor has guaranteed the payment and performance obligations of Buyer hereunder; and
NOW THEREFORE, in consideration of the Parties’ respective covenants, representations, warranties, and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. (a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a):
“Adjustment Amount” means the amount calculated in accordance with and set forth on Appendix A.
“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended; provided, however, with respect to Section 5.3, Section 6.3 and Section 6.5, Affiliates of Buyer shall include only Guarantor and its Subsidiaries (and no other Person). Notwithstanding anything to the contrary herein and for the avoidance of doubt, (a) none of JPMorgan Chase Bank, N.A., JPMorgan Investment Management Inc., or any of their respective Affiliates shall be included as Affiliates of Buyer and (b) none of Enable Midstream Partners, LP, its general partner or any of their respective Subsidiaries shall be included as an Affiliate of Seller. For the avoidance of doubt, Guarantor and its Subsidiaries are Affiliates of Buyer.
“Ancillary Agreements” means the Bill of Sale, each Assignment and Assumption Agreement, each Special Warranty Deed, each Assignment of Easements and the Transition Services Agreement.
“Applicable Commission” means the Arkansas Public Service Commission or Oklahoma Corporation Commission, as applicable.
“Arkansas Business” means the natural gas utility business serving customers in Arkansas and certain portions of Bowie County, Texas, as currently conducted, by Seller with certain support services from Seller’s Affiliates, including ownership and operation of the Purchased Assets and performance of the Assumed Obligations with respect thereto.
“Assignment and Assumption Agreement” means one or more assignment and assumption agreements, dated as of the Closing Date and substantially in the form set forth on Exhibit A.
“Assignments of Lease” means the assignments of the Leases, to be executed and delivered by Seller and Buyer at the Closing, substantially in the form attached hereto as Exhibit F.
“Assignments of Easements” means the assignments and assumptions of Seller’s right, title and interest in the Purchased Easements to be executed and delivered by Seller at the Closing, in the forms of Exhibit B-1, Exhibit B-2, Exhibit B-3 and Exhibit C.
“Bill of Sale” means one or more deeds, bills of sale or assignments providing for the conveyance, assignment and transfer of the Purchased Assets subject to the terms of this Agreement, to be executed and delivered by Seller and Buyer at the Closing and substantially in the form set forth on Exhibit D.
“Business” means the Arkansas Business and the Oklahoma Business.
“Business Agreement” means any Contract (other than the Retained Agreements) to which Seller or an Affiliate thereof is a party that relates primarily to the Business, the Purchased Assets, or the Assumed Obligations, but shall not include, for the avoidance of doubt, any Benefit Plan or any Shared Contract.
“Business Confidential Information” means confidential information, proprietary information and trade secrets used or held for use exclusively in connection with the Business.
“Business Day” means any day other than Saturday, Sunday, or any day on which banks in Houston, Texas are authorized by Law to close.
“Business Employee” means those employees of Seller or an Affiliate whose work responsibilities relate primarily to the Business, as determined by Seller.
“Business Intellectual Property” means all Intellectual Property owned or purported to be owned by Seller or its Affiliates and used or held for use exclusively in connection with the Business. For the avoidance of doubt, Business Intellectual Property shall not include any Seller Marks.
“Business Marks” means all registered and unregistered trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, internet domain names, and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing (“Trademarks”) that are owned or purported to be owned by Seller or its Affiliates and exclusively used or held for use in connection with the Business and all Trademarks containing or comprising the foregoing, including any Trademarks confusingly similar thereto but, for the avoidance of doubt and notwithstanding anything else herein to the contrary, excluding all Trademarks that include the term “CenterPoint,” “NorAm” or “Arkla” and all Trademarks containing or comprising the foregoing, including any Trademarks confusingly similar thereto.
“Buyer Required Regulatory Approvals” means (i) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, (ii) approval by the Arkansas Public Service Commission, (iii) approval by the Oklahoma Corporation Commission, (iv) the approvals by FERC identified in Section 7.8(a) and (v) the approvals set forth on Schedule 1.1-A.
“Buyer’s Representatives” means Buyer’s accountants, employees, counsel, environmental consultants, financial advisors, investment advisors and other Representatives.
“Cause” means a Transferred Employee’s (i) commission of a felony crime or a crime of moral turpitude, (ii) dishonesty involving Buyer, (iii) failure to perform job duties, (iv) breach of Buyer’s policies and procedures, (v) breach of any agreement the Transferred Employee has with Buyer, or (vi) engaging in any other willful misconduct which causes material harm to Buyer, its business or its business reputation, including due to any adverse publicity.
“Claims” means any and all contractual, administrative, regulatory or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Entity or other Person.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“COBRA Continuation Coverage” means the continuation of medical coverage required under sections 601 through 608 of ERISA, and section 4980B of the Code.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Confidentiality Agreement” means the letter agreement, dated as of December 31, 2020 between CenterPoint Energy, Inc. and Summit Utilities, Inc.
“Confidential Information” means with respect to (i) Buyer or Buyer’s Representatives, Seller Confidential Information, and (ii) Seller or Seller’s Representatives, Buyer Confidential Information.
“Contract” means any legally binding (i) contract, (ii) agreement, (iii) understanding, (iv) lease, (v) sublease, (vi) license, (vii) sublicense, (viii) sales order, (ix) purchase order, (x) note, (xi) bond, (xii) deed, (xiii) mortgage, (xiv) warranty, (xv) option, (xvi) instrument, (xvii) commitment, (xviii) undertaking or (xix) other arrangement.

“COVID-19 Measures” means any reasonable actions taken or not taken to respond to any impact or probable impact on the Business due to the COVID-19 Pandemic or measures taken to comply with Laws, Orders, recommendations, guidelines and directives issued by any applicable Governmental Entity relating to the COVID-19 Pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), in each case, including reasonable changes in relationships with employees, customers and suppliers.
“COVID-19 Pandemic” means the epidemic, pandemic or disease outbreak associated with the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).
“Documents” means all files, documents, instruments, papers, books, reports, tapes, microfilms, photographs, letters, ledgers, journals, title policies, real property surveys, purchase orders, invoices, copies of cancelled checks, engineering assessments, technical reports, economic studies, customer lists and information, regulatory filings including in respect of general or other rate cases, operating data and plans, technical documentation (such as design specifications, functional requirements, and operating instructions), user documentation (such as installation guides, user manuals, and training materials), Transferred Employee Records, and other similar materials related primarily to the Purchased Assets, the Assumed Obligations or the Business (which may be reasonably redacted by Seller if not exclusively relating to the Purchased Assets, the Assumed Obligations or the Business) that have been retained in accordance with Seller’s standard document retention policies; provided, that “Documents” does not include: (i) any of the foregoing to the extent related to the Excluded Assets or Excluded Liabilities; (ii) information which, if provided to Buyer, would violate any applicable Law or Order; or (iii) any valuations of or related to the sale of the Business, the Purchased Assets or the Assumed Obligations.
“Easements” means all easements, license agreements, railroad crossing rights, rights-of-way, leases for rights-of-way, and similar use and access rights related to, or used by or in connection with, the Purchased Assets or the Business.
“Encumbrances” means any mortgages, pledges, liens, claims, charges, security interests, conditional and installment sale agreements, activity and use limitations, easements, rights of way, encroachments, covenants, encumbrances, obligations, limitations, title defects, deed restrictions, preferential purchase rights or options and other rights of first refusal or first offer and any other restrictions of any kind, including restrictions on use, transfer, receipt of income, or exercise of any other attribute of ownership.
“Environment” means all or any of the following media: soil, land surface and subsurface strata, surface or subsurface waters, groundwater, drinking water supply, sediments, ambient air (including the air within buildings to the extent impacted from a source outside of the building and directly related to the operations of the Business), plant and animal life, and any other natural resource.
“Environmental Claims” means any and all Claims (including any such Claims involving toxic torts or similar liabilities in tort, whether based on negligence or other fault, strict or absolute liability, or any other basis) arising pursuant to any Environmental Laws or

Environmental Permits, or arising from the presence, Release, or threatened Release (or alleged presence, Release, or threatened Release) into the Environment of any Hazardous Materials, including any and all Claims by any Governmental Entity or by any Person for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law or for any property damage or personal or bodily injury (including death) or threat of injury to health, safety, natural resources, or the Environment.
“Environmental Laws” means any and all Laws to the extent relating to the protection of the Environment; the Release or threatened Release of Hazardous Material; natural resources or natural resources damage; to the extent related to exposure to or injury from Hazardous Materials, human health and safety; storage, transportation or management of Hazardous Materials; radioactive materials; or pollution. Environmental Laws include, to the extent described in the previous sentence, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; the Nuclear Waste Policy Act, 42 U.S.C. § 10101 et seq.; and their state and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those Laws.
“Environmental Permits” means all permits, certifications, licenses, franchises, exemptions, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Environmental Laws and used or held by Seller for the operation of the Business.
“Equity Commitment Letter” means an equity commitment letter, dated as of the date hereof, executed by Equity Provider and delivered by Buyer to Seller, pursuant to which Equity Provider has agreed to provide equity financing to Buyer in connection with the transaction contemplated hereunder.
“Equity Provider” means IIF US Holding 2 LP, a Delaware limited partnership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any Person or entity that together with Seller would be deemed to be under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FERC” means the Federal Energy Regulatory Commission.
“FICA” means the Federal Insurance Contributions Act, as amended.
“Final Regulatory Order” means an Order that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and that has become final and is not subject to rehearing or appeal, and with respect to which any required waiting period prescribed by applicable Law before the transactions contemplated by this Agreement may be consummated has expired, and all conditions to effectiveness prescribed therein or otherwise by Law or Order have been satisfied.
“Financing Sources” shall mean the agents, arrangers, lenders and other entities (other than the Buyer or any of its Affiliates) that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or the Alternative Financing (other than the Equity Commitment Letter) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures, note purchase agreements or credit agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.
“FUTA” means the Federal Unemployment Tax Act, as amended.
“GAAP” means United States generally accepted accounting principles.
“Good Utility Practice” means any of the practices, methods and activities generally accepted by a significant portion of the gas utility industry as good practices applicable to operations of similar design, size and capacity or any of the practices, methods or activities which, in the exercise of reasonable judgment by an operator of an gas utility business in light of the facts known at the time the decision was made, would have been reasonably expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable Laws and Orders. Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the gas utility industry.
“Governing Documents” of a Party means the articles or certificate of incorporation and bylaws, or comparable governing documents, of such Party.
“Governmental Entity” means the United States of America and any other federal, state, local, or foreign governmental or regulatory authority, department, agency, commission, body, court, or other governmental entity.
“Hazardous Material” means (i) any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under any applicable Environmental Laws; (ii) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead-based paints; (iii) 1,4- dioxane, per- and polyfluoroalkyl substances (the group of compounds known generally as “PFAS”) and (iv) any other chemical, material, substances, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to a Person, and without duplication, all obligations of such Person (i) for indebtedness for borrowed money, (ii) evidenced by notes, bonds (including performance bonds and surety bonds), debentures or similar instruments, (iii) for deferred or unpaid purchase or acquisition price of property or services (including “earn-outs,” “seller-notes” and any post-closing true-up obligations with respect to the acquisition of any business, assets or securities), other than trade accounts payable arising, and accrued expenses incurred, in the Ordinary Course of Business consistent with customary trade practices, (iv) for the guaranty or other assumption of liability for, or grant of an Encumbrance or provision of collateral to secure, the obligations of any other Person, (v) all reimbursement and other obligations (contingent or otherwise) in respect of letters of credit or similar instruments, (vi) in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements, (vii) of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty or an equity commitment, or which are secured by an Encumbrance on the assets of such Person, whether or not such obligation has been assumed by such Person related to any of the foregoing obligations, (viii) for any amounts that are payable or would become payable by the Business to Persons other than the Parties hereto directly or indirectly as a result of the transactions contemplated by this Agreement, (ix) for all ordinary course bonuses (including all associated Taxes imposed with respect to such amounts, including any such Taxes that Seller on behalf of the Business has elected to defer pursuant to the CARES Act, Rev. Notice 2020-65, whether or not such Taxes constitute “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) owed, accrued or otherwise contemplated to be paid pursuant to past practice to any employee, consultant or other service provider, including any bonuses paid to any employee, consultant or other service provider in connection with the Closing, (x) for any unpaid Taxes of the Business (whether or not such Taxes are due or payable) for the Pre-Closing Tax period (including any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Business has elected to defer pursuant to Section 2302 of the CARES Act, Rev. Notice 2020-65) (which shall not be an amount less than zero and which shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax), (xi) for any amounts owed or accrued under any Benefit Plan, including Seller’s 401(k) Plan, for the period prior to the Closing Date, (xii) with respect to any change-of-control payments (including all associated Taxes imposed with respect to such amounts), whether or not such Taxes constitute “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Business has elected to defer pursuant to Section 2302 of the CARES Act, Rev. Notice 2020-65, (xiii) for off-

balance sheet liabilities, (xiv) for affiliate obligations and liabilities (including any amounts owed to any current or former owner or employee of the Business), (xv) any underfunded pension liabilities and (xvi) for all interest, whether accrued for or not, prepayment premiums or penalties or breakage fees related to any of the foregoing. The term “Indebtedness” shall exclude any amounts included in the calculation of the Adjustment Amount.
“Independent Accounting Firm” means any independent accounting firm of national reputation mutually appointed by Seller and Buyer; provided, however, that if the Parties are unable to so agree, each shall select an accounting firm, and such accounting firms shall mutually agree upon and appoint a third, which third shall be the Independent Accounting Firm.
“Insurance Policy” means a representation and warranty insurance policy obtained by Buyer covering certain representations and warranties set forth in this Agreement.
“Intellectual Property” means (i) any U.S. or foreign (a) patents, patent applications, divisionals, continuations, continuations-in-part, extensions and reissues of the same, (b) works of authorship, expressions, designs and design registrations, including copyrights, author, performer, moral and neighboring rights, advertising copy and other marketing materials, drawings, graphics, documentation, databases and recordings, (c) Trademarks, (d) other similar intangible rights throughout the world and (e) applications or registrations for any of the foregoing, (ii) internet domain names, web addresses, web pages, websites and related content, accounts with social media companies and the content found thereon and related thereto, (iii) any protectable or proprietary interest, whether registered or unregistered, in know-how, trade secrets, database rights, software, source code, operating and manufacturing procedures, designs, specifications and the like, (iv) any protectable or proprietary interest in any similar intangible asset of a technical, scientific or creative nature; (v) any protectable or proprietary interests in or to any documents or other tangible media containing any of the foregoing; (vi) all rights to any Claims to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damage(s).
“Law” means any statutes, regulations, rules, ordinances, codes, and similar acts or promulgations of any Governmental Entity.
“Leased Real Property” means the real property in the Territories used in the Business in which Seller holds as an active leasehold interest under a Lease.
“Losses” means all out of pocket losses, liabilities, damages, obligations, costs, expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys’ fees, reasonable disbursements, interest, penalties and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim or Order in connection therewith), settlement payments, awards, judgments, fines, penalties, deficiencies, interest, Taxes or other charges of any kind.

“Material Adverse Effect” means any effect, change, event or development that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, properties, results of operations, or condition (financial or otherwise) of the Business, taken as a whole, or (b) the ability of Seller to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, but in the case of clause (a) only, shall not include any effect, change, event or development that results from or arises out of (i) the announcement or pendency of this Agreement and the transactions contemplated hereby, or the performance of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto, (ii) factors generally affecting the international, national or regional economy, financial markets, capital markets, including changes in interest rates and currency exchange rates, or commodities markets, (iii) any change in general economic or regulatory conditions, (iv) any change in Law or Order (other than a Law adopted or an Order issued specifically with respect to the Business, the Purchased Assets, Assumed Obligations or the transactions contemplated by this Agreement), (v) any change in GAAP or in the generally applicable principles used in the preparation of the financial statements as required by any Applicable Commission, (vi) any changes or developments in national, regional, state or local wholesale or retail markets for natural gas or related products including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (vii) any changes or developments in national, regional, state or local natural gas transmission or distribution systems, (viii) any changes or developments in national, regional, state or local wholesale or retail natural gas prices, (ix) acts expressly permitted (or omissions of any action required) by this Agreement or any Ancillary Agreement or consented to or requested by Buyer, (x) any changes in global, national, regional or local political conditions, including the outbreak or escalation of hostilities or acts of war (whether or not declared), military conflict, sabotage, acts of terrorism or national or international calamity, (xi) any natural disaster, changes in weather or climate or acts of God or any escalation or worsening thereof, (xii) the extreme winter weather event in February 2021 affecting the Territories (the “Winter Weather Event”), including any natural gas purchases made prior to the date hereof related to the Winter Weather Event, (xiii) any epidemic, pandemic of or disease outbreak (including the COVID-19 Pandemic), (xiv) any failure of the Business to meet any projections, business plans, forecasts, including forecasted natural gas demand (provided that, this clause (xiv) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)) and (xv) intra-year seasonal fluctuations; provided, however, that the items set forth in clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (x), (xi), and (xiii) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such items have a substantially disproportionate effect on the Business relative to other natural gas utility businesses operating in the southern region of the United States.
“Oklahoma Business” means the natural gas utility business serving customers in Oklahoma, as currently conducted by Seller with certain support services from Seller’s

Affiliates, including ownership and operation of the Purchased Assets and performance of the Assumed Obligations with respect thereto.
“Order” means any order, decision, judgment, writ, injunction, decree, directive, or award of a court, administrative judge, or other Governmental Entity acting in an adjudicative or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter.
“Ordinary Course of Business” means, with respect to the Business, the ordinary course of business of the Business consistent with past practices in all material respects, including the COVID-19 Measures and any other action taken, or omitted to be taken, in response to the COVID-19 Pandemic or the Winter Weather Event.
“Party” means Buyer or Seller, as indicated by the context, and “Parties” means Buyer and Seller.
“Permits” means all permits, certifications, licenses, franchises, exemptions, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Laws or Orders and used or held by Seller for the operation of the Business or the Purchased Assets, other than Environmental Permits.
“Permitted Encumbrances” means (i) those Encumbrances set forth on Schedule 1.1-C; (ii) Encumbrances securing or created by or in respect of any of the Assumed Obligations; (iii) liens for Taxes, assessments or other governmental charges, in each case not yet delinquent or the validity or amount of which is being contested in good faith by (if then appropriate) appropriate proceedings; (iv) construction, mechanics’, materialmen’s, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the Ordinary Course of Business, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation) incurred in the Ordinary Course of Business with respect to obligations as to which there is no default on the part of Seller or that do not individually or in the aggregate cause a Material Adverse Effect to the Business or the Purchased Assets, in each case not yet due and payable; (v) zoning, entitlement, restriction, and other land use regulations by Governmental Entities; (vi) all rights of any Person, that do not individually or in the aggregate cause a Material Adverse Effect to the Business or the Purchased Assets, in each case not yet due and payable, under condemnation, eminent domain, or other similar proceedings which are pending prior to the Closing Date; (vii) all Encumbrances arising under approvals related to the Business or Purchased Assets which have been issued by any Governmental Entities; (viii) with respect to Real Property, any encroachments that would not reasonably be expected to materially impair or reduce the current use or occupancy of any Real Property subject thereto, (ix) with respect to Leased Real Property, (a) Encumbrances existing under or as a result of any Leases of Real Property identified in the Seller Disclosure Schedules or (b) the interests and rights of the respective lessors with respect thereto and all Encumbrances to which such lessors’ interests and rights in such leased Real Property are subject; (x) Encumbrances created by or through Buyer as of the Closing; (xi) covenants, conditions, restrictions, easements, rights of way, declarations, reservations, defects or irregularities (including gaps) in the chain of title, encroachments, and other Encumbrances affecting title to real property that are of public record, (xii) matters which would be disclosed by a current, accurate survey or inspection of any land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto, or that are otherwise disclosed in any real property files that have been made available to Buyer, (xiii) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business, (xiv) statutory or contractual liens of lessors or liens on the lessor’s or prior lessor’s interest and (xv) such other Encumbrances that do not, individually or in the aggregate, materially interfere with Buyer’s operation of the Business or use of any of the Purchased Assets in the manner currently used and do not secure any Excluded Liabilities; provided, however, in the case of (xi) and (xii) above, such Encumbrances shall be Permitted Encumbrances only so long as they do not prohibit or materially interfere with the operations of the Business as currently operated.
“Person” means any individual, partnership, limited liability company, joint venture, union, corporation, trust, unincorporated organization, or Governmental Entity.
“Post-Closing Tax Period” means any Tax period (and the portion of any Straddle Period) beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Prime Rate” means, for any day, the prime rate as published in The Wall Street Journal, Eastern Edition.
“Regulatory Order” means an Order issued by an Applicable Commission or FERC that affects or governs the rates, services, or other utility operations of the Business.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration or disposing of Hazardous Materials in or into the Environment.
“Representatives” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.
“Required Regulatory Approvals” means the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals.
“SEC” means the United States Securities and Exchange Commission.
“Seller Disclosure Schedules” means, collectively, all Schedules to be provided by Seller pursuant to this Agreement.
“Seller Fundamental Representations” means the representations and warranties contained in Section 5.2 (Authority and Enforceability) and Section 5.23 (Brokers and Finders).
“Seller Intellectual Property” means Business Intellectual Property and all other Intellectual Property used or held for use by Seller and its Affiliates exclusively in connection with the Business.

“Seller Marks” means all Trademarks owned or purported to be owned by Seller or its Affiliates other than the Business Marks, including all Trademarks that include the term “CenterPoint,” “NorAm” or “Arkla” and all Trademarks containing or comprising the foregoing, including any Trademarks confusingly similar thereto.
“Seller Related Party” shall mean Seller and its Affiliates and its Affiliates’ officers, directors and employees.
“Seller Required Regulatory Approvals” means (i) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, (ii) approval by the Arkansas Public Service Commission, (iii) approval by the Oklahoma Corporation Commission, (iv) the approvals by FERC identified in Section 7.8(a) and (v) the approvals set forth on Schedule 1.1-D.
“Seller’s Knowledge,” or words to similar effect, means the actual knowledge, without any duty of inquiry, of the persons set forth on Schedule 1.1-E.
“Seller’s Representatives” means Seller’s accountants, employees, counsel, environmental consultants, financial advisors, managers and other Representatives.
“Shared Contract” means any Contract between or among Seller or any of its Affiliates, on the one hand, and any third party, on the other hand, that relates to or benefits both the Business, on the one hand, and to (i) any business now, previously or hereafter conducted by Seller or any of its Affiliates other than the Business, (ii) any Excluded Asset or (iii) any Excluded Liability, on the other hand.
“Shared Contract Obligations” means those provisions and obligations under each Shared Contract to the extent they relate to the Business or Purchased Assets and are attributable to the period on and after the Closing under a Shared Contract.
“Shared Contract Rights” means those provisions and rights under each Shared Contract to the extent they relate to the Business or Purchased Assets and are attributable to the period on and after the Closing.
“Special Warranty Deed” means the special warranty deed or deeds to be executed and delivered by Seller at the Closing, substantially in the form set forth on Exhibit E-1, with respect to Owned Real Property located in Arkansas, substantially in the form set forth on Exhibit E-2, with respect to Owned Real Property located in Oklahoma and substantially in the form set forth on Exhibit E-3, with respect to Owned Real Property located in Texas.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary,” when used in reference to a Person, means any Person of which outstanding securities or other equity interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such Person are owned directly or indirectly by such first Person.
“Tax” and “Taxes” means all taxes, charges, fees, levies, penalties, or other assessments imposed by any foreign or United States federal, state, or local taxing authority, including income, excise, property, sales, use, transfer, franchise, license, payroll or other employment-related tax, withholding, social security, registration, gross receipts, value-added, ad valorem, estimated, or other taxes, including any interest, penalties, or additions attributable thereto.
“Tax Return” means any return, report, information return, or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes, including amendments thereto.
“Territories” means the service territories described on Schedule 1.1-F.
“Transferred Employee Records” means the following records relating to Transferred Employees and such other records necessary for Buyer to comply with covenants in Section 7.11, to the extent reasonably available to Seller: (i) skill and development training records, (ii) service history, (iii) current and historical salary information for the three years prior to the Effective Time, and (iv) relevant Occupational, Safety and Health Administration reports; provided that such records will not be deemed to include (a) any record which Seller is restricted by applicable Law from providing to Buyer, (b) any personnel medical records or individual performance or evaluation records or (c) any records or data related to any Benefit Plan participation by a Transferred Employee other than to the extent necessary for Buyer to comply with covenants in Section 7.11.
“Transition Services Agreement” means a transition services agreement dated as of the Closing Date and substantially in the form set forth on Exhibit G.
“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.
(b)    In addition, each of the following terms has the meaning specified in the Appendix or Section set forth opposite such term:

Term	Reference
Adjustment Dispute Notice	Section 3.2(c)
Agreement	Recitals
Alternative Financing	Section 7.21(d)
Assumed Obligations	Section 2.3
Baker Botts	Section 10.15(a)
Balance Sheets	Section 5.5(a)
Benefit Plan	Section 5.19(a)
Billed Revenues	Section 3.5
Buyer	Recitals

Buyer Plan	Section 7.11(d)
Buyer Indemnified Parties	Section 7.17(a)
Buyer’s 401(k) Plan	Section 7.11(e)
Buyer’s Cafeteria Plan	Section 7.11(f)
Buyer Confidential Information	Section 7.3(a)
Buyer Medical Plan	Section 7.11(c)
Cafeteria Plan Participants	Section 7.11(f)
Closing	Section 4.1
Closing Date	Section 4.1
Closing Payment Amount	Section 3.2(a)
Collective Bargaining Agreements	Section 5.10(a)(iv)
Continuation Period	Section 7.11(b)
Debt Financing	Section 6.4(a)
Debt Financing Agreements	Section 7.21(a)
Debt Financing Commitment Letter	Section 6.4(a)
Disclosure Schedule Update	Section 7.23
Effective Time	Section 4.1
Equity Financing	Section 6.4(a)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
Fee Letter	Section 6.4(a)
Franchises	Section 5.10(a)(i)
Final Purchase Price	Section 3.2(e)
Financing Commitments	Section 6.4(a)
Financing Commitment Letters	Section 6.4(a)
Gas Inventory	Section 2.1(a)(iii)
Inactive Employees	Section 7.10(b)
Income Statements	Section 5.5(a)
Indemnified Parties	Section 7.17(b)
Interim Period	Section 7.7(a)
Inventory	Section 2.1(a)(iv)
IT Assets	Section 2.1(a)(v)
Large Volume Meters	Section 3.5
Leases	Section 2.1(a)(i)
Material Contracts	Section 5.10(a)
Material Gas Contracts	Section 7.7(d)
Ongoing Shared Contracts	Section 7.18
Owned Real Property	Section 2.1(a)(i)
Post-Closing Adjustment Statement	Section 3.2(b)
Pre-Closing Insurance	Section 7.12(a)
Purchase Price	Section 3.1

Purchased Assets	Section 2.1
Purchased Easements	Section 2.1(a)(i)
Qualifying Offer	Section 7.10(b)
Rate Proceeding	Section 7.1(e)
Real Property	Section 2.1(a)(i)
Retained Agreements	Section 2.2(f)
Return Date	Section 7.10(b)
Sanctions	Section 5.15(c)
Seller	Recitals
Seller Confidential Information	Section 7.3(a)
Seller Indemnified Parties	Section 7.17(b)
Seller’s 401(k) Plan	Section 7.11(e)
Seller’s Cafeteria Plan	Section 7.11(f)
Severance Pay	Section 7.11(h)(i)
Termination Date	Section 9.2(b)
Third-Party Claim	Section 7.20(a)
Third-Party Claim Notice	Section 7.20(a)
Trademarks	Section 1.1(a) (Definition of Business Marks)
Transaction Taxes	Section 7.9(a)
Transferable Permits	Section 2.1(e)
Transferred Account Balances	Section 7.11(f)
Transferred Employee	Section 7.10(b)
Transition Plan	Section 7.7(a)
Transitioning Software	Section 7.7(b)
Unbilled Revenues	Section 3.5
Vehicles	Section 2.1(a)(vi)
Winter Weather Event	Section 1.1(a) (Definition of Material Adverse Effect)

Other Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:
(a)    Appendices, Exhibits and Schedules. Unless otherwise expressly indicated, any reference in this Agreement to an “Appendix,” “Exhibit” or “Schedule” refers to an Appendix, Exhibit or Schedule to this Agreement. The Appendices, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Appendix, Exhibit or Schedule but not otherwise defined therein are defined as set forth in this Agreement. In the event of conflict or inconsistency, this Agreement and the Appendices shall prevail over any Exhibit or Schedule.

(b)    Time Periods. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.
(c)    Gender and Number. Any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms.
(d)    Certain Terms. Any reference in this Agreement to “dollars” or “$” means U.S. dollars. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Appendices, Exhibits and Schedules to this Agreement) as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. The words “to the extent” when used in reference to a liability or other matter means that the liability or other matter referred to is included in part or excluded in part, with the portion included or excluded determined based on the portion of such liability or other matter exclusively related to the subject or period. The word “or” shall be disjunctive but not exclusive. A reference to any party to any Contract (including this Agreement) shall include such party’s successors and permitted assigns. A reference to any Law or to any provision of any Law shall include any amendment to, and any modification or reenactment thereof, any Law substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
(e)    Headings. The division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
(f)    Joint Participation. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE
Section 2.1 Purchased Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer,

and deliver (or cause to be sold, assigned, conveyed, transferred and delivered) to Buyer, and Buyer will purchase and acquire from Seller (or an Affiliate of Seller, as the case may be), free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller’s or Seller’s Affiliates’ right, title, and interest in, to, and under the assets, tangible or intangible, described below, as the same exists at the Effective Time (and, as permitted or contemplated hereby, with such additions and deletions as shall occur from the date hereof through the Effective Time), except to the extent that such assets are Excluded Assets (collectively, the “Purchased Assets”):
(a)    The following real and personal property, plant and equipment and related tangible property:
(i)    all real property and real property interests located in the Territories owned, used or leased by Seller primarily related to the Business, including: the real property in which Seller owns a fee simple interest generally described on Schedule 2.1(a)(i), together with all buildings, structures, pipelines, other improvements, and fixtures located thereon (“Owned Real Property”); the leasehold interests under the leases described on Schedule 2.1(a)(i) (the “Leases”); and the easement interests under the Easements generally described on Schedule 2.1(a)(i) (such Easements, the “Purchased Easements”) (all of the foregoing, the “Real Property”);
(ii)    all other natural gas distribution utility system assets installed in the Territories and used in the Business, including as generally described on Schedule 2.1(a)(ii);
(iii)    the inventory of natural gas and natural gas products used in the Business and that are located in facilities owned, leased or controlled by Seller or its Affiliates described in the general ledger accounts listed in Schedule 2.1(a)(iii) (the “Gas Inventory”);
(iv)    all parts and other inventory (but excluding the Gas Inventory) that are located or have, in the 12-month period prior to the date hereof, been located in the Territories owned by Seller or any of its Affiliates held for use primarily in connection with the Business (collectively, the “Inventory”);
(v)    all information technology and communications equipment located in the Territories, or that have, in the 12-month period prior to the date hereof, been located in the Territories, is installed or in use primarily at or on, and used primarily in connection with the operation of, the Business, except as otherwise provided in Section 2.2(e) (the “IT Assets”);
(vi)    all motor vehicles, trailers and similar rolling stock located in the Territories, or that have, in the 12-month period prior to the date hereof, been located that in the Territories, that is used primarily in connection with the Business, to the extent owned by Seller or any of its Affiliates as of the Effective Time (the “Vehicles”); and

(vii)    all furnishings, fixtures, machinery, equipment, materials and other tangible personal property owned by Seller or any of its Affiliates (other than any Gas Inventory, IT Assets and Vehicles) that is located in the Territories, or that have, in the 12-month period prior to the date hereof, been located that in the Territories, and that is used in connection with the operation of the Business, to the extent owned by Seller or any of its Affiliates as of the Effective Time.
(b)    all Billed Revenues and Unbilled Revenues, each as defined in Section 3.5, which for the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, shall constitute current assets for purposes of calculating the Adjustment Amount;
(c)    the assets of Seller with respect to over-recovered or under-recovered purchased gas cost adjustment charges, and all prepayments, deferred charges, regulatory liabilities and other similar items, to the extent included in the calculation of the Adjustment Amount in accordance with Appendix A;
(d)    the Business Agreements, subject to Section 7.1(b) and Section 7.6(b), and the Shared Contract Rights, subject to Section 7.18;
(e)    all Permits and Environmental Permits used or held by Seller or any of its Affiliates primarily in connection with the Business or the ownership or operation of any of the Purchased Assets, except to the extent that, notwithstanding compliance by Seller with its obligations hereunder, any such Permits or Environmental Permits are prohibited by applicable Law or the terms of such Permits or Environmental Permits from being assigned to Buyer in connection with the transactions contemplated hereby (the “Transferable Permits”);
(f)    the Documents;
(g)    all warranties (other than those included in Shared Contracts) against manufacturers, service providers or vendors to the extent primarily relating to any of the Purchased Assets, to the extent transferrable;
(h)    Business Intellectual Property, including Business Marks;
(i)    Claims and defenses of Seller to the extent, but only to the extent, such Claims or defenses relate to the Business, Purchased Assets or Assumed Obligations, provided such Claims and defenses will be assigned by Seller to Buyer without warranty or recourse; provided, that if such transfer would prejudice any such Claims or defenses, the Parties shall cooperate in good faith to avoid such prejudice;
(j)    notwithstanding any provision of Section 2.2, the assets and other rights set forth on Schedule 2.1(j);

(k)    any assets transferred pursuant to Section 7.11 with respect to the Benefit Plans;
(l)    to the extent not specifically identified above, any assets to the extent included in the calculation of the Adjustment Amount in accordance with Appendix A; and
(m)    any other tangible assets that are primarily related to the current operation of the Business and any other intangible assets that are exclusively related to the current operation of the Business, in each case, other than the Excluded Assets.
Section 2.2 Excluded Assets. The Purchased Assets do not include any property or assets of Seller other than as described in Section 2.1 and, notwithstanding any provision to the contrary in Section 2.1 or elsewhere in this Agreement (other than as set forth on Schedule 2.1(j)), the Purchased Assets do not include the following property or assets of Seller (all assets excluded pursuant to this Section 2.2, the “Excluded Assets”):
(a)    cash, cash equivalents, and bank deposits except as described in Section 2.1(l);
(b)    certificates of deposit, shares of stock, securities, bonds, debentures, evidences of Indebtedness, and any other debt or equity interest in any Person;
(c)    all assets used by Seller in performing corporate, support, administrative and other services from locations outside of the Territories;
(d)    all assets relating to the Benefit Plans, except for those assets transferred pursuant to Section 7.11;
(e)    all information technology and communications equipment, network resources, software applications, websites and integrated systems of Seller (other than the IT Assets), which for the avoidance of doubt may also be used in connection with the Business and the operation of the Purchased Assets, such as network resources and integrated systems of Seller to which the IT Assets connect or with which the IT Assets communicate;
(f)    (i) all Contracts set forth on Schedule 2.2(f), (ii) all Material Contracts existing as of the date hereof that are not set forth on Schedule 5.10(a) as of the date hereof, unless otherwise elected by Buyer to be included as Purchased Assets, and (iii) except as otherwise provided in Section 7.1(b) or unless otherwise elected by Buyer to be included as Purchased Assets, any Business Agreement that is entered into after the date hereof that, if existing on the date hereof, would be required to be set forth on Schedule 5.10(a) as a Material Contract (all of the foregoing, the “Retained Agreements”);

(g)    any assets that have been disposed of by Seller in compliance with this Agreement after the date hereof and prior to the Closing;
(h)    except to the extent provided in Section 3.4, Section 7.2(b) and Section 7.9(c), all books and records of Seller or any of its Affiliates other than the Documents, including (A) the corporate seal, Governing Documents, minute books or stock books of Seller or any of its Affiliates and the original financial and accounting books and records and Tax Returns of Seller or any of its Affiliates (including supporting work papers and other documents relating to the financial, accounting and Tax policies of Seller, such as transfer pricing studies and other proprietary information related to the preparation and filing of Tax Returns, calculations of Tax and similar matters), and (B) copies of any books and records relating to the ongoing businesses (other than the Business) of Seller or any of its Affiliates;
(i)    the Seller Marks (which, for the avoidance of doubt, do not include any Business Marks);
(j)    any refund of or credit for Taxes of Seller, and any refund of or credit for Taxes with respect to the ownership of the Purchased Assets or the operation of the Business related to a Pre-Closing Tax Period paid by or on behalf of Seller, whether such refund is received as a payment or as a credit against future Taxes payable;
(k)    except to the extent expressly provided in Section 2.1(i), all Claims of Seller against any Person;
(l)    all insurance policies, and, subject to Buyer’s rights under Section 7.12(a), the rights thereunder, including any such policies and rights in respect of the Purchased Assets or the Business;
(m)    the rights of Seller arising under or in connection with this Agreement, any certificate or other document delivered in connection herewith, and any of the transactions contemplated hereby and thereby;
(n)    all attorney-client privilege and attorney work-product protection of Seller or associated with the Business arising with respect to legal counsel representation of Seller or its Affiliates or the Business in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements and all documents subject to the attorney-client privilege or work-product protection described in this Section 2.2(n);
(o)    all rights in, to and under all Permits and other rights under any Law, other than the Transferrable Permits;

(p)    any investment in the capital stock or other equity interests of (or any intercompany advances to) any Affiliate of Seller;
(q)    all personnel records and other records relating to the Business that Seller or any Affiliate of Seller is required by Law to retain in its possession to the extent so required;
(r)    all loans to employees of Seller or any of its Affiliates other than normal travel or expense allowances;
(s)    all documents maintained by Seller in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements;
(t)    subject to Section 7.16, the Shared Contracts and the Contracts set forth on Schedule 2.2(t);
(u)    the assets and other rights set forth on Schedule 2.2(u); and
(v)    any other asset of Seller or any of its Affiliates that is not a Purchased Asset.
Section 2.3 Assumed Obligations. On the Closing Date, Buyer will deliver to Seller the Bill of Sale and Assignment and Assumption Agreement pursuant to which Buyer will specifically assume, as of the Effective Time, and become responsible for the following liabilities and obligations of Seller without recourse to Seller or any of its Affiliates, and thereafter pay, perform and discharge when due, the following (the “Assumed Obligations”):
(a)    any trade accounts payable or other accrued and unpaid current expenses to the extent included in the calculation of the Adjustment Amount in accordance with Appendix A;
(b)    all liabilities and obligations of Seller with respect to over-recovered purchased gas cost adjustment charges, and all customer deposits, customer advances for construction, deferred credits, regulatory liabilities and other similar items, to the extent included in the calculation of the Adjustment Amount in accordance with Appendix A;
(c)    all liabilities and obligations of Seller under any Regulatory Order applicable to the Business or the Purchased Assets, other than (i) payment obligations of Seller arising in respect of periods prior to the Effective Time, except to the extent included in the calculation of the Adjustment Amount in accordance with Appendix A; and (ii) obligations imposed on Seller or its Affiliates (rather than on Buyer as Seller’s successor with respect to the Business) under any Regulatory Order issued specifically with respect to the transactions contemplated by this Agreement;

(d)    all liabilities and obligations of Seller arising under the Business Agreements, the Transferable Permits and any other agreements or contractual rights, in each case to the extent assigned to Buyer pursuant to the terms of this Agreement;
(e)    without duplication of any right to recovery herein, Taxes imposed with respect to the ownership of the Purchased Assets or the ownership or operation of the Business for a Post-Closing Tax Period;
(f)    all liabilities and obligations to any Business Employees relating to their employment with Buyer to the extent attributable to the period from and after the Effective Time, including liabilities or obligations (i) under any employment, wage and hour, equal opportunity, discrimination, plant closing or immigration and naturalization Laws, or (ii) under any collective bargaining or labor Laws, agreements or arrangements;
(g)    all liabilities and obligations to any Business Employees relating to their employment with Buyer to the extent attributable to the period prior to, from and after the Effective Time, including liabilities or obligations in connection with any workers’ compensation or any other employee health, accident, disability or safety claims;
(h)    all liabilities and obligations for which Buyer is expressly responsible pursuant to Section 7.11;
(i)    all liabilities, obligations and commitments, inclusive of asset retirement obligations, and other than the Excluded Liabilities, to the extent accruing or arising out of or relating to the conduct or operation of the Business or the ownership or use of the Purchased Assets prior to, from and after the Effective Time;
(j)    all liabilities, obligations and commitments to the extent relating to the Business or Purchased Assets and arising under, based upon, or relating to, any Environmental Law, Environmental Permit, Environmental Claims or Release, regardless of when the conduct giving rise to any such liability, obligation, or commitment occurred;
(k)    the Shared Contract Obligations subject to Section 7.18;
(l)    to the extent not specifically identified above, any liabilities to the extent included in the calculation of the Adjustment Amount in accordance with Appendix A; and
(m)    the liabilities, obligations and commitments listed on Schedule 2.3(m).

Section 2.4 Excluded Liabilities. Seller acknowledges that the sole liabilities and obligations being assumed by Buyer are the Assumed Obligations and Seller shall retain all other liabilities and obligations, including (collectively, the “Excluded Liabilities”):
(a)    any trade accounts payable or other accrued and unpaid current expenses to the extent not included in the calculation of the Adjustment Amount in accordance with Appendix A;
(b)    any liabilities or obligations of Seller to the extent related to any Excluded Assets;
(c)    any liabilities or obligations of Seller in respect of Indebtedness;
(d)    without duplication of any right to recovery herein, and in no event including any Transaction Taxes, (i) any liabilities or obligations in respect of Taxes of Seller, (ii) any liability of Seller for unpaid Taxes of any Person under Treasury Regulation section 1.1502-6 (or similar provision of state, local, or foreign Law) as a transferee or successor, by contract or otherwise, (iii) any Taxes imposed with respect to the ownership of the Purchased Assets or the ownership or operation of the Business for a Pre-Closing Tax Period and (iv) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Purchased Assets;
(e)    any obligations of Seller or any of its Affiliates with respect to wages, vacation pay, other paid time off, employment Taxes, bonuses, other incentive compensation, commissions, expense reimbursement, or retention or severance pay to Persons to the extent attributable to the period prior to the Effective Time or which may become payable as a result of the Closing;
(f)    any liabilities or obligations with respect to Shared Contracts that are not Shared Contract Obligations subject to Section 7.18;
(g)    except as otherwise expressly provided in Section 7.11, any liabilities under or relating to any Benefit Plan at any time maintained, contributed to or required to be contributed to by Seller or any of its Affiliates, or under which Seller or any Affiliate has or may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Seller’s or any of Seller’s Affiliate’s withdrawal or partial withdrawal from or termination of any Benefit Plan;
(h)    any criminal liabilities or actual fraud of Seller or any of its Affiliates;

(i)    any liabilities or obligations of Seller arising under or in connection with this Agreement, any certificate or other document delivered in connection herewith, and any of the transactions contemplated hereby and thereby; and
(j)    any item designated as an Excluded Liability by Buyer in accordance with Section 7.23.
Section 2.5 Intercompany Accounts. Prior to the Effective Time, Seller shall cause all intercompany payables, receivables and loans between the Business, on the one hand, and Seller and its Affiliates, on the other hand, to be fully settled or fully cancelled without further liability to the Business or Buyer.
ARTICLE III
PURCHASE PRICE
Section 3.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be an amount in cash equal to $2,150,000,000 increased by the Adjustment Amount if the Adjustment Amount is a positive number, or decreased by the Adjustment Amount if the Adjustment Amount is a negative number. The Adjustment Amount will be determined in accordance with this Agreement and Appendix A and in the same form and format as Appendix B.
Section 3.2 Determination of Purchase Price.
(a)    No later than five Business Days prior to the Closing Date, Seller will prepare and deliver to Buyer a good faith estimate of the Purchase Price, calculated in good faith in accordance with this Agreement and Appendix A and in the same form and format as Appendix B, together with reasonable supporting documentation and worksheets. Within two Business Days following receipt by Buyer of such estimate, Buyer may in good faith object in writing to Seller’s estimate, in which case the Parties shall endeavor to reconcile their differences in good faith by negotiation prior to the Closing Date; provided that, in the event the Parties are unable to reconcile their differences, Seller’s estimate of the Purchase Price shall prevail. The amount of Seller’s estimate of the Purchase Price (or the estimate of the Purchase Price to which the Parties agree) (the “Closing Payment Amount”) shall be paid to Seller at the Closing.
(b)    Within 90 days after the Closing Date, Seller will prepare and deliver to Buyer a revised calculation of the Purchase Price, calculated in good faith in accordance with this Agreement and Appendix A and in the same form and format as Appendix B, together with worksheets and supporting documentation (the “Post-Closing Adjustment Statement”). Buyer shall have a reasonable right of consultation with Seller in connection with Seller’s preparation of the Post-Closing Adjustment Statement and related information, and will provide Seller with access to its books, records, information, and employees as Seller may reasonably request. Buyer shall cause the personnel of Buyer and its Subsidiaries (including the

Business) to cooperate with Seller and its Representatives in connection with their preparation of the Post-Closing Adjustment Statement. In the event Buyer raises any objections or disagreements with any methodology used or determination made by Seller during the preparation of the Post-Closing Adjustment Statement, the Parties shall endeavor to reconcile their differences in good faith by negotiation prior to delivery of the Post-Closing Adjustment Statement by Seller to Buyer.
(c)    The amounts determined by Seller as set forth in the Post-Closing Adjustment Statement will be final, binding, and conclusive for all purposes unless, and only to the extent, that within 30 days after Seller has delivered the Post-Closing Adjustment Statement Buyer notifies Seller of any dispute with respect to matters set out in the Post-Closing Adjustment Statement. Any such notice of dispute delivered by Buyer (an “Adjustment Dispute Notice”) will identify with specificity each item in the Post-Closing Adjustment Statement with respect to which Buyer disagrees, the basis of such disagreement, and Buyer’s position with respect to such disputed item, accompanied by reasonably detailed documentation showing Buyer’s calculation of the disputed amounts; provided that the disagreement may be based for purposes of this Section 3.2 only on mathematical errors or amounts reflected in the Post-Closing Adjustment Statement not being calculated in accordance with this Agreement and Appendix A and the accounting principles specified therein.
(d)    If Buyer delivers an Adjustment Dispute Notice in compliance with Section 3.2(c) and Seller and Buyer are unable to reach a resolution with respect to all disputed items within 30 days of delivery of the Adjustment Dispute Notice, Seller and Buyer will submit any items remaining in dispute for determination and resolution to the Independent Accounting Firm. The Independent Accounting Firm will be instructed to, and shall, determine and resolve any such remaining disputed items in accordance with this Agreement and the accounting principles described in Appendix A, as appropriate depending on the item at issue, and report to the Parties, within 30 days after such submission, of the Independent Accounting Firm’s determination and resolution. In resolving any disputed items, the Independent Accounting Firm (i) shall limit its review to matters specifically set forth in the Adjustment Dispute Notice, (ii) shall limit its review to correcting mathematical errors and determining whether disputed items were determined in accordance with this Agreement and accounting principles listed in Appendix A and shall not make any other determination, including any determination as to whether any estimates on the Post-Closing Adjustment Statement are correct, adequate or sufficient and (iii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer or Seller; provided, however, that to the extent the determination of the value of any disputed item directly affects any other item used in calculating the Final Purchase Price such direct effect may be taken into account by the Independent Accounting Firm. The report of the Independent Accounting Firm will be final, binding, and conclusive on the Parties for all purposes. The fees and disbursements of the Independent Accounting Firm will be allocated between Seller and Buyer so that Buyer’s share of such fees and disbursements will be in the same proportion that the aggregate amount of any such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed amounts initially submitted to the Independent Accounting Firm.
(e)    Within 10 Business Days following the final determination of the Purchase Price pursuant to Section 3.2(c) or Section 3.2(d) (as so determined, the “Final Purchase Price”), (i) if the Final Purchase Price is greater than the Closing Payment Amount, Buyer will pay the difference to Seller; or (ii) if the Final Purchase Price is less than the Closing Payment Amount, Seller will pay the difference to Buyer. Any amount paid under this Section 3.2(e) will be paid with interest for the period commencing on the Closing Date through the date of payment, calculated at the Prime Rate in effect on the Closing Date. Any amount paid under this Section 3.2(e) shall be paid in cash by wire transfer of immediately available funds to the account specified by the Party receiving payment. Neither the determination of the Final Purchase Price nor any payment thereof shall be deemed to waive or limit in any respect any representation or warranty or rights in respect thereof under this Agreement.
Section 3.3 Allocation of Purchase Price. The sum of the Purchase Price and the Assumed Obligations will be allocated among the Purchased Assets on a basis consistent with Section 1060 of the Code and the Treasury Regulations thereunder. The Parties will work together in good faith to agree upon such allocation in conjunction with the determination of the Final Purchase Price. In the event that such agreement has not been reached within 30 days following the determination of the Final Purchase Price, the allocation will be determined by the Independent Accounting Firm, and such determination will be binding on the Parties. Each Party will pay one-half of the fees and expenses of the Independent Accounting Firm in connection with such determination. The Parties will in good faith revise the allocation to reflect any subsequent adjustment to the purchase consideration for income Tax purposes of the Purchased Assets. Each Party will report the transactions contemplated by this Agreement for Tax purposes in a manner consistent with such allocation. Each Party will provide the other promptly with any other information required to complete Form 8594 under the Code. Each Party will notify the other, and will provide the other with reasonably requested cooperation, in the event of an examination, audit, or other proceeding regarding the allocations provided for in this Section 3.3.
Section 3.4 Prorations.
(a)    For purposes of determining the Purchase Price, personal property and real property Taxes (to be allocated between the Pre-Closing Tax Period and Post-Closing Tax Period portions of a Straddle Period in accordance with Section 7.9(d)), rents under any leases of real or personal property, or other similar expenses, that are not due or assessed until after the Effective Time but which are attributable in whole or in part to any period commencing prior to the Effective Time, and any other amounts that by the terms of this Agreement are to be allocated between the Parties, will be prorated as of the Effective Time, with Seller liable to the extent such items relate to any period prior to the Effective Time, and Buyer liable to the extent such items relate to any period from and after the Effective Time. If the actual amounts to be prorated are not known as of the Effective Time, Seller shall include an itemized estimate in the Post-Closing Adjustment Statement based upon the most recent available rates, assessments, valuations, or other data, and the Parties shall adjust the amounts paid at the Closing to reflect such prorations. Any prorations shall be made so as to avoid duplication of any amounts, and will be adjusted to properly take into account any amounts thereof used in determining the Purchase Price.
(b)    The proration of all items under this Section 3.4 will be recalculated by Buyer within a reasonable period of time following the date upon which the actual amounts become available to Buyer. Buyer will notify Seller of such recalculated amounts, and will provide Seller with all reasonable documentation relating to such recalculations. The Parties will make such payments to each other as are necessary to reconcile any estimated amounts prorated as of the Effective Time with the final amounts to be prorated. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.4. For the avoidance of doubt, Section 7.9(b) and not this Section 3.4(b) will apply to recalculations or reconciliations with respect to Taxes.
Section 3.5 Unbilled Revenues. Prior to the Closing Date, Seller shall read all customer meters in their normal cycle and in due course render the related bills to its customers served by the Business. Seller shall also read each daily read transportation customer meter (collectively, the “Large Volume Meters”) on the day immediately preceding the Closing Date. Seller shall provide Buyer with the last meter reading from each of the Large Volume Meters made on the day immediately preceding the Closing Date as soon as practicable after the Closing Date. On and after the Closing Date, Buyer shall read the customer meters for their first time, in the normal cycle, and in due course render bills for service during the period between Seller’s last reading in the normal cycle and Buyer’s first reading in the normal cycle to the customers served by the Business. Buyer shall determine the volume of gas sold by Seller prior to the Closing Date through Large Volume Meters by Seller’s meter readings on the day immediately preceding the Closing Date. Buyer shall determine by allocation the volumes of gas sold through all meters other than Large Volume Meters, by Seller prior to the Closing Date, and by Buyer on and after the Closing Date and prior to its first meter reading, through meters without charts. Such allocation shall be consistent with Seller’s past practices for unbilled revenues. The receivables related to the volume of gas allocable to Seller under this Section 3.5 but not yet billed to customers served by the Business, net of allowance for bad debts, shall be defined as “Unbilled Revenues.” “Billed Revenues” shall mean all outstanding bills to customers served by the Business that have not been paid as of the Closing Date less (i) any offset that results from the difference between installment payments and gas consumed and (ii) allowance for bad debt, which shall be calculated consistent with Seller’s past practices.
Section 3.6 Withholding. Buyer or any of its Affiliates shall be entitled to deduct and withhold (or have deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as it reasonably determines are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law or Order. To the extent such amounts are so deducted or withheld, such amounts shall be remitted to the applicable Governmental Entity and be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Buyer shall reasonably cooperate with Seller to eliminate or reduce the basis for such deduction or withholding.
ARTICLE IV
THE CLOSING
Section 4.1 Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Obligations (the “Closing”) will take place electronically or otherwise at the offices of Seller in Houston, Texas, beginning at 10:00 A.M. (Central time) on the third Business Day following the date on which the conditions set forth in Article VIII (other than conditions to be satisfied by deliveries at the Closing) have been satisfied or waived, or at such other place or time as the Parties may agree; provided, the Parties acknowledge and agree that the Closing Date will need to allow for the events described in Section 3.2(a). The date on which the Closing occurs is referred to herein as the “Closing Date.” The purchase and sale of the Purchased Assets and assumption of the Assumed Obligations will be effective as of 12:01 A.M. (Central time) on the Closing Date (the “Effective Time”).
Section 4.2 Closing Payment. At the Closing, Buyer will pay or cause to be paid to Seller the Closing Payment Amount, by wire transfer of immediately available funds or by such other means as may be agreed upon by Seller and Buyer.
Section 4.3 Seller’s Closing Deliveries. At or prior to the Closing, Seller will deliver the following to Buyer:
(a)    the certificate contemplated by Section 8.2(d);
(b)    the Bill of Sale, duly executed by Seller;
(c)    the Assignment and Assumption Agreements, duly executed by Seller;
(d)    one or more Special Warranty Deeds of conveyance of the parcels of Real Property with respect to which Seller holds fee interests, substantially in the form of the applicable Special Warranty Deed, duly executed and acknowledged by Seller, and in recordable form;

(e)    one or more instruments of assignment or conveyance, substantially in the applicable form of the Assignments of Easements, as are necessary to transfer the Purchased Easements, duly executed and acknowledged by Seller and in recordable form;
(f)    one or more Assignments of Lease, with respect to each Lease;
(g)    all such other instruments of assignment or conveyance as are reasonably requested by Buyer in connection with the transfer of the Purchased Assets to Buyer in accordance with this Agreement;
(h)    the Transition Services Agreement, duly executed by Seller;
(i)    all required consents, waivers or approvals as obtained by Seller from third parties in connection with this Agreement;
(j)    all Tax Returns for Transaction Taxes required by applicable Law to be executed by Seller at or prior to Closing, if any, duly executed (and acknowledged, if appropriate) by Seller;
(k)    a certificate, in form and substance reasonably acceptable to Buyer and meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2), duly executed by Seller, to the effect that Seller is not a “foreign person” within the meaning of Section 1445 of the Code; and
(l)    such other agreements, documents, instruments, and writings as are required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement or as may reasonably be required by Buyer to consummate the transactions contemplated hereby, including all affidavits, statements, declarations, forms and other documents and instruments required by applicable Law to transfer real property and interests in real property or to record deeds, assignments and other transfer documentation relating to real property or interests in real property, duly executed (and acknowledged, if appropriate) by Seller or such other party as may be required.
Section 4.4 Buyer’s Closing Deliveries. At or prior to the Closing, Buyer will deliver the following to Seller:
(a)    the certificate contemplated by Section 8.3(c);
(b)    the Insurance Policy, duly executed by Buyer and the insurer(s), in such form and with such terms as specified in Section 7.12(b) and paid in full by Buyer as of the time of delivery;
(c)    the Bill of Sale, duly executed by Buyer;

(d)    the Assignment and Assumption Agreements, duly executed by Buyer;
(e)    the Assignments of Easements and Assignments of Lease, duly executed (and acknowledged, as applicable) by Buyer;
(f)    the Transition Services Agreement, duly executed by Buyer;
(g)    all such other documents, instruments, and undertakings as are reasonably requested by Seller in connection with the assumption by Buyer of the Assumed Obligations in accordance with this Agreement;
(h)    all required consents, waivers, or approvals as obtained by Buyer from third parties in connection with this Agreement; and
(i)    such other agreements, documents, instruments and writings as are required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement or as may reasonably be required by Seller to consummate the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer, as of the date hereof and, except to the extent expressly made only as of an earlier date, as of the Closing:
Section 5.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate the Purchased Assets and to carry on the Business as presently conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any Purchased Assets, by Seller makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, have a Material Adverse Effect.
Section 5.2 Authority and Enforceability. Seller has all corporate power and authority necessary to execute and deliver, and to perform its obligations under, and, subject to the satisfaction of the closing conditions, to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the sole director of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and, assuming this Agreement constitutes the legal, valid and binding agreement of Buyer, this

Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. At the Closing, each Ancillary Agreement to which Seller is contemplated to be a party will be duly and validly executed and delivered by Seller and, assuming such Ancillary Agreement constitutes the legal, valid and binding agreement of the other parties thereto, will constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.
Section 5.3 No Conflicts; Consents. Except as set forth on Schedule 5.3, none of the execution, delivery and performance by Seller of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will:
(a)    violate or conflict with any of Seller’s Governing Documents in any material respect;
(b)    assuming that all of the Required Regulatory Approvals have been made or obtained, violate any Law or Order applicable to Seller or any of the Purchased Assets, except for any such violations of Law or Order that (i) would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business or use of the Purchased Assets in the manner currently used or (ii) arise as a result of any facts or circumstances relating particularly to Buyer or any of its Affiliates;
(c)    other than the Required Regulatory Approvals, require any declaration, filing, or registration by Seller or any of its Affiliates with, or notice by Seller or any of its Affiliates to, or authorization, consent, or approval with respect to Seller or any of its Affiliates of, any Governmental Entity, except for any such declarations, filings, registrations, notices, authorizations, consents, or approvals (i) with the SEC under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the failure of which to obtain or make would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business or use of the Purchased Assets in the manner currently used; or (iii) that arise as a result of any facts or circumstances relating to Buyer or any of its Affiliates; or
(d)    assuming that all of the Required Regulatory Approvals have been made or obtained, violate any Law or Order applicable to Seller or any of the Purchased Assets, violate, conflict with, result in a breach of, require any consent or approval of, or (with or without notice or lapse of time or both) constitute a default, give rise to any right of modification, acceleration, payment, cancellation or termination, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Assets (i) under or pursuant to any Permit or Environmental Permit, or (ii) under or pursuant to any Material Contract, except for any such violations, conflicts, breaches, consents, approvals, defaults or other occurrences that would not have a Material Adverse Effect; or (iii) that arise solely as a result of any action or inaction of Buyer or any of its Affiliates.
Section 5.4 Governmental Filings. Except as set forth on Schedule 5.4, since January 1, 2018, to Seller’s Knowledge, Seller has filed or caused to be filed with the Applicable Commission and FERC all material forms, statements, reports, and documents (including all exhibits, amendments, and supplements thereto) required by Law or Order to be filed by Seller with the Applicable Commission or FERC with respect to the Business, the Purchased Assets, or the Assumed Obligations. As of the respective dates on which such forms, statements, reports, and documents were filed (but giving effect to any subsequent amendment thereof prior to the date hereof), each complied in all material respects with all requirements of any Law or Order applicable thereto in effect on such date and were true and correct in all material respects, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder have not had a material and adverse effect on Seller’s operation of the Business.
Section 5.5 Financial Information.
(a)    Schedule 5.5(a) sets forth the balance sheet of each of (i) the Arkansas Business and (ii) the Oklahoma Business as of December 31, 2019 and 2020 (the “Balance Sheets”) and the income statements for each of (i) the Arkansas Business and (ii) the Oklahoma Business for the 12-month periods ended December 31, 2019 and 2020 (the “Income Statements”). Each Balance Sheet and each Income Statement was prepared in accordance with principles used in the preparation of the financial statements of the applicable state-specific division in connection with the submission of such financial statements to the Applicable Commission (except that with respect to items disclosed on Schedule 5.5(a) that have been allocated by Seller to the Business), and fairly present, in all material respects, the financial condition and results of operation of the Arkansas Business and the Oklahoma Business as of the dates thereof or for the periods covered thereby. The Balance Sheets and Income Statements are based upon and consistent with information contained in the books and records of Seller kept in the Ordinary Course of Business (which books and records are true, correct and complete in all material respects).
(b)    Except as set forth on Schedule 5.5(b), neither Seller nor any of its Affiliates have any Indebtedness or liability, absolute or contingent, related to the Purchased Assets, or the Business, other than liabilities, obligations or contingencies (i) that are adequately accrued or reserved against in the Balance Sheets and (ii) that were incurred in the Ordinary Course of Business since December 31, 2020 (none of which is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit).
Section 5.6 Changes. Except as set forth on Schedule 5.6, since December 31, 2020, the Business has been operated, in all material respects, in the Ordinary Course of Business (except as otherwise contemplated by, or in preparation for the transactions contemplated by, this Agreement), and no change or event has occurred which, either individually or in the aggregate, has resulted, or with the passage of time, would reasonably be expected to result in a Material Adverse Effect.
Section 5.7 Purchased Assets. Except for (i) Shared Contracts that are not Ongoing Shared Contracts or Shared Contract Rights, (ii) the assets and properties to which the Business will have continued access to or use of after the Closing Date pursuant to the Ancillary Agreements and (iii) as set forth in Schedule 5.7, the Purchased Assets include no assets other than those relating to the Business and, together with the Excluded Assets identified in subsections (a) through (u) of Section 2.2 and Buyer’s rights under this Agreement and the Ancillary Agreements, constitute all of the material tangible assets required by Seller for the conduct of the Business in substantially the same manner as currently conducted by Seller.
Section 5.8 Title. Upon consummation of the transactions contemplated by this Agreement and receipt of all consents and approvals disclosed on Schedule 5.3, Seller will have assigned, transferred and conveyed to Buyer good and transferable title to, or a valid leasehold interest in or valid right to use, the material tangible personal property included in the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), except as would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business or use of the Purchased Assets in the manner currently used.
Section 5.9 Regulatory Status. Except with respect to certain facilities that cross the Arkansas state border, which makes the Arkansas Business subject to FERC’s jurisdiction pursuant to Section 7(f) of the Natural Gas Act, 15. U.S.C. § 717(f) and CenterPoint Energy Resources Corporation, 168 FERC ¶ 62,011 (2019), Seller has not engaged in the transportation of natural gas using the natural gas distribution facilities that are part of the Purchased Assets in a manner that is subject to FERC’s jurisdiction pursuant to Section 1(b) of the Natural Gas Act, 15 U.S.C. § 717(1)(b). To Seller’s Knowledge, no Claim is pending against Seller challenging the jurisdictional status of the Business under the Natural Gas Act.
Section 5.10 Material Contracts.
(a)    Schedule 5.10(a) lists all of the following Business Agreements (the “Material Contracts”):
(i)    (A) each agreement, ordinance, or other grant of any municipal, town or county franchise relating to the Business (the “Franchises”), except for such Franchises, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Business and (B) each agreement, agreement in principle, memorandum of understanding or option agreement to acquire or be granted, or to sell or relinquish, a Franchise that would result in the addition or loss of service territory for the Business;
(ii)    all agreements between Seller and any of its Affiliates used primarily in or with respect to the Business, Purchased Assets or Assumed Obligations, including all such agreements for the provision of any commodities, goods, or services and/or related to the use of Intellectual Property;
(iii)    all agreements granting to any Person any right or option to purchase or otherwise acquire any of the Purchased Assets, including rights of first option, rights of first refusal or other preferential rights;
(iv)    (A) all agreements between Seller and one or more Business Employees that provides for (I) employment other than on an at-will basis or (II) any retention, severance or change of control payment, and (B) all collective bargaining agreements or other agreements with any labor union, employees’ association or other employee representative of a group of Business Employees (“Collective Bargaining Agreements”);
(v)    all leases, subleases, licenses or other agreements (which, for the avoidance of doubt, shall not include Purchased Easements) by which any right to use or occupy any interest in real property is granted by or to Seller and which require annual payments by Seller in excess of $500,000 except for such leases, subleases, licenses or other agreements, the existence or absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(vi)    all Business Agreements that individually involve anticipated or forecasted expenditures (whether by or to Seller) in excess of $5,000,000 in any year;
(vii)    all agreements for or relating to Indebtedness in excess of $2,000,000 in any one year;
(viii)    all agreements providing for the extension of credit by Seller in excess of $10,000,000 in any year, other than (A) the extension of credit to vendors in the Ordinary Course of Business, and (B) normal employee advances and other customary extensions of credit in the Ordinary Course of Business that are not material in amount;
(ix)    all futures contracts, option contracts or other agreements evidencing a derivative transaction or otherwise relating to the supply or price of natural gas for the Business that has a term longer than ninety (90) days and a notional value greater than $2,000,000;

(x)    all gas transportation or gas storage contract that is reasonably expected to result in future payments by the Business in excess of $2,000,000 in any one-year period;
(xi)    all agreements that, upon or after the Closing, would limit the ability of Buyer or the Business to compete with any Person or in any line of business or geographic area, including any agreement that contains exclusivity or non-compete provisions and any agreement with non-solicitation or no-hire provisions;
(xii)    all settlement, conciliation or similar agreement with any Governmental Entity relating to the Business, the Purchased Assets or the Assumed Obligations that will involve payment after the Effective Time of any amount; and
(xiii)    all partnership, joint venture and joint ownership agreements, and all similar material agreements (however named) relating to the Business, Purchased Assets or Assumed Obligations involving a sharing of assets, profits, losses, costs or liabilities.
(b)    Except as set forth on Schedule 5.10(b)(i), Seller has made available to Buyer copies of all Material Contracts together with all material amendments, waivers, or other changes thereto, which are correct and complete in all material respects. Except as set forth on Schedule 5.10(b)(ii), (i) each Material Contract is a valid and binding obligation of Seller, enforceable against it in accordance with its terms, and, to Seller’s Knowledge, is a valid and binding obligation of each other party thereto, enforceable against it in accordance with its terms, in each case except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws relating to creditors’ rights generally, and (ii) neither Seller nor, to Seller’s Knowledge, any other party thereto is (or, upon the passage of time or the giving of notice, or both, would be) in material default under or breach of any Material Contract.
(c)    All agreements entered into or otherwise used by Seller for the purchase, supply, transmission, transportation, storage and delivery of natural gas or other energy commodities, or for the management of price or other risks associated therewith, in each case that relate exclusively to the Business, have been approved by or otherwise satisfy all requirements of the Applicable Commission.
(d)    Seller has all Franchises and other rights required under applicable Law to provide natural gas distribution service to all retail distribution customers of the Business, except for such Franchises as would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business or use of the Purchased Assets in the manner currently used. Except as set forth on Schedule 5.10(d), such Permits are not prohibited by applicable Law or the terms of such from being assigned to Buyer in connection with the transactions contemplated hereby.
(e)    Schedule 5.10(e) sets forth a list of each Shared Contract material to the operation of the Business.
Section 5.11 Support Obligations. Schedule 5.11 sets forth all credit support maintained by Seller or its Affiliates for the benefit of the Business pursuant to applicable Law or the terms of a Material Contract or Transferable Permit, including guarantees, letters of credit, escrows, sureties, performance bonds, security agreements and other similar arrangements.
Section 5.12 Intellectual Property.
(a)    Seller and its Affiliates own all right, title and interest in and to the Business Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances. Seller has taken reasonable measures to protect, preserve and maintain the proprietary nature of the Business Intellectual Property, and the confidentiality of all Business Confidential Information in their possession.
(b)    The Business Intellectual Property combined with the (1) Intellectual Property licensed pursuant to (A) the Shared Contracts or (B) the Business Agreements included in the Purchased Assets and (2) the Intellectual Property that will be licensed to Buyer under the Transition Services Agreement constitute a scope of the Intellectual Property suitable to operate the Business as conducted as of the date of this Agreement.
(c)    To Seller’s Knowledge, the conduct of the Business and the use of the Business Intellectual Property in connection with the Business does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Claim is pending or, to Seller’s Knowledge, threatened, that alleges any such infringement, violation or misappropriation, and none of the Business Intellectual Property is subject to any outstanding Order that would materially and adversely affect the Buyer’s rights under the Business Intellectual Property. Further, to Seller’s Knowledge, no Person is infringing, violating or misappropriating, any Seller Intellectual Property, and no Claim is pending or threatened by Seller or its Affiliates against another Person that alleges any such infringement, violation or misappropriation of the Business Intellectual Property.
Section 5.13 Legal Proceedings. Except as set forth on Schedule 5.13, (a) there are no pending, or to Seller’s Knowledge threatened in writing, Claims relating to the Business, the Purchased Assets or the Assumed Obligations, except for such Claims that would not, individually or in the aggregate, reasonably expected to be material and adverse to the Business, the Purchased Assets or the Assumed Obligations and (b) there are no pending, or threatened in writing, material Claims by Seller on behalf of the Business, the Purchased Assets or the Assumed Obligations against any third party. None of the matters on Schedule 5.13 involves injunctive or equitable relief that, if adversely determined against the Business, the Purchased Assets or the Assumed Obligations, would be reasonably expected to be material to the Business, the Purchased Assets or the Assumed Obligations.
Section 5.14 Compliance with Law; Orders; Permits.
(a)    Except as set forth on Schedule 5.14(a), Seller is, and to Seller’s Knowledge at all times since January 1, 2018 has been, in compliance in all material respects with all Laws, Orders and Permits applicable to the Purchased Assets or the Business.
(b)    Except as set forth on Schedule 5.14(b), Seller possesses all Permits necessary to own and operate the Business and the Purchased Assets as currently operated in all material respects, all of such Permits are in full force and effect, and no appeal or other proceeding is pending or, to Seller’s Knowledge, threatened in writing to revoke any such Permits. Except as set forth on Schedule 5.14(b), such Permits are not prohibited by applicable Law or the terms of such from being assigned to Buyer in connection with the transactions contemplated hereby.
Section 5.15 Anti-Corruption; Anti-Money Laundering; Sanctions.
(a)    Neither Seller nor its directors or officers has breached or is in breach of any applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act or any other applicable Laws relating to anti-bribery and anti-corruption in any material respect.
(b)    Each of Seller and any Person controlling Seller are in compliance in all material respects with all anti-money laundering Laws related to the prevention of money laundering and terrorist financing, including the Bank Secrecy Act and the USA PATRIOT Act in the jurisdictions in which Seller, or such Person controlling Seller, as applicable, operate.
(c)    Seller is not a Person that is, or is fifty percent (50%) or more owned or controlled by a Person or Persons that are: (i) the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.
(d)    No sale or other transaction contemplated by this Agreement will violate Sanctions.
Section 5.16 Environmental Matters.

(a)    Except as set forth on Schedule 5.16(a) or as would not, individually or in the aggregate, have a Material Adverse Effect, (i) Seller holds all material Environmental Permits necessary for Seller to operate the Business as it is currently being operated; (ii) Seller is in material compliance with such Environmental Permits; (iii) the Environmental Permits in effect on the date hereof (if still used by the Business on the Effective Date) are transferrable to Buyer; (iv) such Environmental Permits are in full force and effect and any applications required to renew or maintain the Environmental Permits in full force and effect have been submitted to the applicable Governmental Entity; and (v) to Seller’s Knowledge, there are no pending Claims that would suspend, cancel, withdraw, limit or revoke any Environmental Permit.
(b)    Except as set forth on Schedule 5.16(b), neither Seller nor any Affiliates of Seller has, since January 1, 2018, entered into or been subject to any consent decree or agreement, been subject to any Order, or received any written notice, report, or other information regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, arising under Environmental Laws, in each case relating to the ownership or operation of the Business or the Purchased Assets, except for notices, reports, or information with respect to matters that have been resolved, settled or withdrawn.
(c)    Except as set forth on Schedule 5.16(c), or as would not, individually or in the aggregate, have a Material Adverse Effect, (i) Seller has not caused any Release from, in, on, or beneath any of the Real Property or any of the manufactured gas plant sites disclosed on Schedule 2.3(m)) that could form a basis for an Environmental Claim or Loss pursuant to Environmental Laws; (ii) to Seller’s Knowledge, there is and has been no Release from, in, on, or beneath any of the Real Property by any third-party that could form a basis for an Environmental Claim or Loss pursuant to Environmental Laws; and (iii) there are no written Environmental Claims pending or, to Seller’s Knowledge threatened in writing, that relate to the Purchased Assets or the Business or, to Seller’s Knowledge, that relate to any property or assets previously used in connection with the ownership or operation of the Business or Purchased Assets.
(d)    There have been no material environmental assessments, inspections or audits conducted by or on behalf of Seller (or to Seller’s Knowledge by any Governmental Entity) in respect of any of the Real Property or the Business during the past three years, other than those for which copies of the associated reports within Seller’s possession or control have been provided to Buyer.
(e)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 5.16 and Section 5.18(c) are Seller’s sole and exclusive representations and warranties regarding Environmental Laws and Environmental Permits.

Section 5.17 Taxes. Except as set forth on Section 5.17:
(a)    All material Tax Returns relating to the Business or the Purchased Assets required to be filed by or on behalf of Seller have been filed in a timely manner, such Tax Returns are true, correct and complete in all material respects, and all Taxes required to be shown on such Tax Returns have been paid in full. There are no material audits or other examinations pending or, to Seller’s Knowledge, threatened in writing relating to any Taxes relating to the Business or the Purchased Assets. No claim has been made since January 1, 2016 by any Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction with respect to the Business or the Purchased Assets. Seller has not granted any waiver of any statute of limitations regarding, or any extension of any period for the assessment of, any material Tax relating to the Business or the Purchased Assets. There are no Encumbrances for Taxes on any of the Purchased Assets other than Permitted Encumbrances.
(b)    Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party of the Business, and all tax and information reporting forms required with respect thereto have been properly completed and timely filed.
(c)    Seller has not entered into any transaction with respect to the Business that is either a “listed transaction” or a “reportable transaction” (both as defined in Treasury Regulation Section 1.6011-4, as modified by published Internal Revenue Service guidance).
(d)    None of the Purchased Assets is an interest in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income Tax purposes.
(e)    Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental Entity with respect to Taxes, and has not been subject to any ruling guidance specific to Seller, to the extent that any of such agreement, consent, clearance or ruling would be binding on either Buyer for any taxable period (or portion thereof) ending after the Closing Date.
(f)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 5.17 and Section 5.19 are Seller’s sole and exclusive representations and warranties regarding Taxes.
Section 5.18 Labor Matters.

(a)    Seller has made available to Buyer a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation, and the paid time off pay of all Business Employees.
(b)    (i) Seller is, as of the date hereof, in compliance in all material respects with all Laws applicable to the Business Employees respecting employment and employment practices, terms and conditions of employment, and wages and hours; (ii) Seller has not, within the past three years, received written notice of any unfair labor practice charge against Seller pending before the National Labor Relations Board with respect to any of the Business Employees; (iii) Seller has not, within the past three years, received notice that any representation petition respecting the Business Employees has been filed with the National Labor Relations Board; and (iv) there is no labor strike, slowdown, work stoppage, or lockout actually pending or, to Seller’s Knowledge, threatened in writing involving the Business Employees.
(c)    Since January 1, 2018, Seller has complied in all material respects with all applicable Laws and Orders relating to employee health and safety in all material respects, and no Seller has received any written notice from any Governmental Authority that past or present conditions of the Purchased Assets violate any applicable Laws and Orders or otherwise will be made the basis of any claim, proceeding, or investigation based on violations of the Occupational Safety and Health Act of 1970 or otherwise related to employee health and safety.
(d)    Seller is in compliance with all applicable Laws and Orders pertaining to employment and employment practices to the extent they relate to Business Employees, including all Laws and Orders relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. All individuals classified as independent contractors under all applicable Laws and Orders are properly classified. All Business Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. There are no charges, complaints, or actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any court, agency or governmental body or arbitrator relating to the Business Employees, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours, health and safety, or any other employment-related matter arising under applicable Laws.
Section 5.19 Employee Benefits.

(a)    Schedule 5.19(a) lists each material employee benefit plan (as such term is defined in section 3(3) of ERISA) and each other material employee benefit plan, program, or arrangement providing benefits to employees that is maintained by, contributed to, or required to be contributed to by Seller or any of its ERISA Affiliates as of the date hereof on account of current Business Employees or persons who have retired or may retire from the Business (each, a “Benefit Plan”); provided that with respect to employment agreements, long-term incentive agreements and similar agreements, only the forms of such agreements and arrangements shall be listed, together with any material deviations from such forms.
(b)    With respect to each Benefit Plan, Seller has made available to Buyer true, complete and correct copies of each of the following documents: (i) each Benefit Plan (including all amendments thereto) or, in the case of any unwritten Benefit Plan, a description thereof; (ii) the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Benefit Plan; and (iii) the most recent determination letter received from the United States Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
(c)    Except as set forth on Schedule 5.19(c):
(i)    Each Benefit Plan that is intended to be qualified under section 401(a) of the Code has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified. To Seller’s Knowledge, nothing has occurred since the date of such determination that would be reasonably expected to materially adversely affect the qualified status of such Benefit Plan.
(ii)    Each Benefit Plan has been maintained, funded, and administered in material compliance with its terms and in material compliance with all applicable Laws, including ERISA and the Code. There are no pending or, to Seller’s Knowledge, threatened claims by or on behalf of any of the Benefit Plans, by any Business Employee or any beneficiary thereof covered under any such Benefit Plan or otherwise involving any such Benefit Plan (other than routine claims for benefits) that would result in liability to Buyer.
(iii)    There are no administrative or other proceedings, audits, examinations or investigations pending or asserted or, to Seller’s Knowledge, threatened, anticipated, or expected to be asserted with respect to any Benefit Plan or the assets of any such Benefit Plan (other than routine claims for benefits arising in the ordinary course) that would result in liability to Buyer.
(iv)    Seller has the right, at any time and without liability, to amend or terminate any post-retirement medical and life benefits, and to adjust premiums or cost-sharing provisions.

(v)    No liability under section 412 or 430 of the Code or Title IV or section 302 or 303 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition or circumstance exists, to Seller’s Knowledge, that would be reasonably expected to result in any unsatisfied liability of Seller or any ERISA Affiliate under Title IV or section 302 of ERISA. Any Benefit Plan subject to Title IV of ERISA or any trust established thereunder has satisfied the minimum funding standards of Section 412 of the Code and Section 302 of ERISA, whether or not waived, as of the last day of the most recent fiscal year of each such Benefit Plan ended prior to the Closing Date. There has been no “reportable event” (as such term is defined in Section 4043(c) of ERISA) in connection with any Benefit Plan within the prior three years other than reportable events for which notice is waived under applicable regulations or that would not reasonably be expected to result in material liability to Buyer. No Benefit Plan subject to Title IV of ERISA is a “multiemployer pension plan,” nor is any Benefit Plan subject to Title IV of ERISA a plan described in section 4063(a) of ERISA.
(vi)    All contributions required by Law to be made to the Benefit Plans for all periods ending prior to the Closing Date will be paid by Seller to the Benefit Plans within the time required by Law.
(d)    Except as set forth on Schedule 5.19(d) or as otherwise expressly provided for in Section 7.11, the consummation of the transactions contemplated hereby will not accelerate the vesting or the time of payment, or increase the amount, of any compensation or benefits of any Business Employee. The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Benefit Plan, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any “parachute payment” (as such term is defined in Section 280G of the Code).
Section 5.20 Information Technology and Data Security.
(a)    To Seller’s Knowledge, the IT Assets (i) are functioning properly (in the case of hardware, ordinary wear and tear excepted); (ii) are configured and maintained in a manner reasonably designed to minimize the effects of viruses and do not contain trojan horses, spyware, adware, malware or other malicious code; and (iii) are not suffering any material error, interruption, breakdown, failure, or security breach that has caused material disruption, unauthorized disclosure or corruption of Confidential Information or damage to the Business or the operation of the Purchased Assets;
(b)    With respect to the Business and the Purchased Assets, Seller maintains sufficient back-ups, disaster recovery and business continuity arrangements, IT systems, software and other hardware and software support and maintenance reasonably designed to reduce (i) the risk of material error, interruption, breakdown, failure and (ii) the risk that, if such event does occur, it would not cause a material disruption, unauthorized disclosure or corruption of Confidential Information, or damage to the Business or the operation of the Purchased Assets;
(c)    Seller has, with respect to the Business and the operation of the Purchased Assets, at all times complied in all material respects with all Laws and Contracts, as well as its own internal policies and procedures, relating to rights of publicity, consumer protection, privacy, and data security and the collection, use, storage and disposal of personal information collected, used or held for use by the Business. No Claim has been asserted or threatened in writing alleging a material violation of any person’s rights of publicity or privacy or personal information or data rights and the consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of any policies or procedures, or obligations under any contract to which each Business is a party. Seller has, with respect to the Business and the operation of the Purchased Assets, taken commercially reasonable measures, including all measures required by any applicable Laws, to ensure that personal information (including financial information) and other sensitive information is protected against unauthorized access, use, modification or other misuse. Seller has, with respect to the Business and the operation of the Purchased Assets, reasonable security practices, policies, and procedures designed to reduce (i) the risk of a material error, breakdown, failure, or security breach occurring and (ii) the risk that, if such an event does occur, it would cause a material disruption to the Business; and
(d)    Since January 1, 2018, Seller has not suffered any error, breakdown, failure or security breach that has caused any material loss of data, material disruption, material unauthorized disclosure or material corruption of Confidential Information or material damage to the Purchased Assets, the operation of the Purchased Assets or the Business, or that was reportable to any Governmental Entity or any affected individual, in either case in connection with the Business.
Section 5.21 Insurance. All insurance policies of Seller providing coverage for the Purchased Assets, Assumed Obligations and the Business are in full force and effect, (b) Seller is not in material breach of or default under, and, to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach of or default under, or permit termination or modification under, any such policies, (c) all material premiums due with respect to each such policy have been paid, and (d) since the most recent renewal date, Seller has not received any written notice threatening termination of, material premium increases with respect to, or material alteration of coverage under, any such policies. Seller maintains insurance coverage sufficient in amount to pay all claimed or potential damages with respect to all such actions, suits or proceedings required to be disclosed on Schedule 5.13.
Section 5.22 Real Property.

(a)    To Seller’s Knowledge, Schedule 5.22 includes all of the Owned Real Property, the Leased Real Property and the Purchased Easements.
(b)    Except as would not be reasonably expected to result in a material and adverse effect on the Business or use of the Purchased Assets as a whole in the manner currently conducted, (i) Seller has on the date of this Agreement (and immediately prior to the Closing will have) good and marketable fee simple title to the Owned Real Property and all improvements thereon and good and valid leasehold interests in the Leased Real Property and all improvements thereon (to the extent leased by Seller), and (ii) good and marketable easement interests in the Purchased Easements and all improvements thereon (to the extent held by Seller), free and clear of all Encumbrances except Permitted Encumbrances. The Purchased Easements, together with the Owned Real Property and Leased Real Property, constitute all real property and interests in real property that are used in or otherwise required for the operation of the Business as currently conducted.
(c)    Seller has not received any written notice of existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters except for such proceedings and matters that would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business or use of the Purchased Assets in the manner currently used. Seller has not made any claim that is currently pending under any policy of title insurance insuring its title or interest in any Owned Real Property, Leased Real Property or Purchased Easements. All improvements on the Owned Real Property, Leased Real Property and Purchased Easements are structurally safe and sound without any latent or patent defects, fit for their intended purpose, and in good working order and condition except for such defects or conditions that would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business or use of the Purchase Assets in the manner currently used.
(d)    As of the Closing, true, correct and complete copies of all Leases and Purchased Easements in the possession of Seller have been made available to Buyer.
Section 5.23 Brokers and Finders. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Buyer or its Affiliates could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Seller or any of its Affiliates.
Section 5.24 Exclusivity of Representations and Warranties. Neither Seller nor any of its Affiliates or Seller’s Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including any relating to financial condition or results of operations of the Business or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Purchased Assets), except as expressly set forth in this Article V, the Special Warranty Deeds, and the Seller Disclosure Schedules or any certificates delivered pursuant to this Agreement or any of the transactions contemplated by this Agreement, and Seller hereby disclaims any such other representations or warranties.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller, as of the date hereof and, except to the extent expressly made only as of an earlier date, as of the Closing:
Section 6.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted. As of the Closing, Buyer will be duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any Purchased Assets, by Buyer makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.
Section 6.2 Authority and Enforceability. Buyer has all limited liability company power and authority necessary to execute and deliver, and to perform its obligations under, and, subject to the satisfaction of the closing conditions, to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the sole member of Buyer, and no other limited liability company proceedings on the part of Buyer are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and, assuming this Agreement constitutes the legal, valid and binding agreement of Seller, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. At the Closing, each Ancillary Agreement to which Buyer is contemplated to be a party will be duly and validly executed and delivered by Buyer and, assuming such Ancillary Agreement constitutes the legal, valid and binding agreement of the other parties thereto, will constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.
Section 6.3 No Conflicts; Consents. Neither the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will:

(a)    violate or conflict with any of Buyer’s Governing Documents;
(b)    assuming that all of the Required Regulatory Approvals have been made or obtained, violate any Law or Order applicable to Buyer, except for any such violations of Law or Order that would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis or arise as a result of any facts or circumstances relating to Seller or any of its Affiliates;
(c)    other than the Required Regulatory Approvals, require any declaration, filing, or registration by Buyer or any of its Affiliates with, or notice by Buyer or any of its Affiliates to, or authorization, consent, or approval with respect to Buyer or any of its Affiliates of, any Governmental Entity, except for any such declarations, filings, registrations, notices, authorizations, consents, or approvals (i) the failure of which to obtain or make would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis or (ii) that arise as a result of any facts or circumstances relating to Seller or any of its Affiliates; or
(d)    assuming that all of the Required Regulatory Approvals have been made or obtained, violate, conflict with, result in a breach of, require any consent or approval of, or (with or without notice or lapse of time or both) constitute a default, give rise to any right of modification, acceleration, payment, cancellation or termination under or pursuant to any loan agreement, note, bond, mortgage, indenture, or other material instrument or agreement to which Buyer or its Affiliates is a party or by which Buyer or any of its Affiliates or any of their assets may be bound, except for any such violations, conflicts, breaches, consents, approvals, defaults or other occurrences that (i) would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis or (ii) arise as a result of any facts or circumstances relating to Seller or any of its Affiliates.
Section 6.4 Financial Capability.
(a)    Buyer has delivered to the Seller true and complete fully executed copies of (i) executed commitment letter(s), dated as of the date hereof between Buyer and the Financing Sources party thereto (including all exhibits, schedules and annexes thereto, and the executed fee letter (the “Fee Letter”) associated therewith (provided that the amount of fees, flex provisions, pricing terms and pricing caps set forth in any commitment letter or the Fee Letter may be redacted; provided, further, that none of the redacted terms (x) could reasonably be expected to adversely affect the availability of the Debt Financing or (y) affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing), as the same may be amended pursuant to Section 7.21, collectively, the “Debt Financing Commitment Letter” and, together with the

Equity Commitment Letter, the “Financing Commitment Letters”) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt financing in the amounts set forth therein (the “Debt Financing”) and (ii) the Equity Commitment Letter, pursuant to which the Equity Provider has agreed and committed, subject to the terms and conditions thereof, to invest in Buyer, directly or indirectly, the cash amounts set forth therein (such financing, the “Equity Financing” and, together with the Debt Financing, the “Financing Commitments”) for the purpose of satisfying Buyer’s obligations under this Agreement and to consummate the transactions contemplated hereby and to pay all fees and expenses reasonably expected to be incurred in connection herewith and with the Financing. The Equity Commitment Letter provides that the Seller is an express third-party beneficiary thereof and Buyer and the Equity Provider will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third-party beneficiary rights.
(b)    As of the date of this Agreement, the Financing Commitment Letters and the terms of the Financing Commitments have not been withdrawn (and no party thereto has indicated an intent to so withdraw), amended, restated or otherwise modified or waived, and the respective commitments contained therein have not been withdrawn, modified or rescinded in any respect, and, except as permitted by Section 7.21 or as otherwise agreed to in writing by the Seller, no such amendment, restatement or modification thereto is contemplated; provided that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not constitute an amendment or modification of the Debt Financing Commitment Letter. As of the date of this Agreement, the Financing Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of the Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable against each party thereto in accordance with its terms (in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)).
(c)    There are no side letters or other legally binding agreements, contracts or arrangements relating to the funding or investing, as applicable, of the full amount of the Equity Financing or the Debt Financing, other than as expressly set forth in the Equity Commitment Letter or the Debt Financing Commitment Letter, as applicable. Neither the Equity Financing nor the Debt Financing is subject to any conditions precedent other than those expressly set forth in the Equity Commitment Letter or the Debt Financing Commitment Letter, as applicable.

(d)    Assuming the funding in full of the Financing, the net proceeds of the Financing Commitments, when funded in accordance with the Financing Commitment Letters, will be, in the aggregate, sufficient for the satisfaction of Buyer’s obligations under this Agreement and to consummate the transactions contemplated hereby and to pay all fees and expenses reasonably expected to be incurred in connection herewith and with the Financing Commitments.
(e)    As of the date of this Agreement, (i) to the knowledge of Buyer, no event has occurred which would constitute or would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would constitute or would reasonably be expected to constitute a default) on the part of any party to the Financing Commitment Letters, under the Financing Commitment Letters, and (ii) Buyer has no reason to believe that any of the conditions to the Financing Commitments will not be satisfied (or that the full amount of the Equity Financing and the full amount of the Debt Financing will not be available to Buyer) on or prior to the Closing Date. Buyer will fully pay when due (and has paid to the extent required to be paid prior to the date of this Agreement) any and all commitment and other fees, costs and expenses that are required to be paid pursuant to the Financing Commitment Letters or otherwise in connection with the Financing Commitments.
(f)    Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated by this Agreement or any of its obligations under this Agreement that Buyer continue to have access to the financing contemplated by the Financing Commitments (i.e., Buyer’s obligations are not conditioned upon the availability of financing).
Section 6.5 Brokers and Finders. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Seller or its Affiliates could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its Affiliates.
Section 6.6 Legal Proceedings. There are no pending or, to Buyer’s knowledge, threatened in writing, Claims that would, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.
Section 6.7 Regulation as a Utility. As of the date of this Agreement, Buyer is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.
Section 6.8 Investigation by Buyer. Buyer has performed all due diligence that it has deemed necessary to perform concerning the Business, the Purchased Assets, and the Assumed Obligations in connection with its decision to enter into this Agreement and the Ancillary

Agreements and to consummate the transactions contemplated hereby and thereby and acknowledges that Buyer and Buyer’s Representatives have been provided access to the personnel, properties, premises and records of Seller for such purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer:
(a)    acknowledges that none of Seller or any of its Affiliates or any of Seller’s Representatives makes or has made any representation or warranty, of any kind or nature whatsoever, either express or implied, oral or written, as to the accuracy or completeness of any of the information provided or made available to Buyer or Buyer’s Representatives, except that the foregoing limitations shall not apply with respect to Seller to the specific representations and warranties set forth in Article V of this Agreement or any Ancillary Agreement, but always subject to the limitations and restrictions contained herein;
(b)    agrees, to the fullest extent permitted by applicable Law, that none of Seller or any of its Affiliates or any of Seller’s Representatives shall have any liability or responsibility whatsoever to Buyer on any basis based upon any information provided or made available, or statements made, whether oral or written, to Buyer or Buyer’s Representatives (including any documents, financial statements, estimates, budgets, forecasts, including forecasted natural gas demand, information, projected information, third party reports, such as the quality of earnings report or the market and regulatory vendor due diligence report, or other material), in any “data rooms,” teaser, confidential information memorandum, due diligence discussions, management presentations or otherwise in connection with the transactions contemplated by this Agreement except with respect to the representations and warranties in this Agreement and the Ancillary Agreements, provided that nothing in this Section 6.8(b) shall in any way be deemed to limit or modify any rights of Buyer or its Affiliates under the Insurance Policy or inhibit Buyer from obtaining any remedies Buyer may have against any insurer under the Insurance Policy;
(c)    acknowledges that there are inherent uncertainties in any estimates, budgets, forecasts, including forecasted natural gas demand, third party reports, projected information estimates or similar information and that Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, budgets, forecasts, third party reports projected information estimates or similar information (including the reasonableness of the assumptions underlying any such estimates, budgets, forecasts, projected information estimates or similar information); and
(d)    acknowledges that, except as expressly set forth in Article V of this Agreement or the Ancillary Agreements, there are no representations or warranties of any kind, express or implied, oral or written, with respect to the Business, the Purchased Assets or the Assumed Obligations.
Section 6.9 Exclusivity of Representations and Warranties

. Neither Buyer nor any of its Affiliates or Buyer’s Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article VI, and any certificates delivered pursuant to this Agreement or any of the transactions contemplated by this Agreement, and Buyer hereby disclaims any such other representations or warranties.
ARTICLE VII
COVENANTS OF THE PARTIES
Section 7.1 Conduct of the Business.
(a)    Except (i) as contemplated in this Agreement or required by applicable Law or Order; (ii) for actions approved by Buyer in writing (which approval shall not be unreasonably withheld, conditioned, or delayed); (iii) in connection with necessary repairs due to unanticipated breakdown or casualty, or other actions in accordance with Good Utility Practice in response to a business emergency or other unforeseen operational matters; (iv) for any COVID-19 Measures taken or not taken with respect to the Purchased Assets and the Business; or (v) as otherwise described on Schedule 7.1, during the period from the date of this Agreement to the Effective Time, Seller (x) will use commercially reasonable efforts to operate the Purchased Assets and the Business in the Ordinary Course of Business, (y) will use commercially reasonable efforts to preserve intact the Business, and to preserve the goodwill and relationships with customers, suppliers, Business Employees, regulators and others material relationships of the Business and (z) will not, with respect to the Business or the Purchased Assets, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
(i)    sell, lease (as lessor), transfer, or otherwise dispose of any of the Purchased Assets, other than (A) the use or sale of Inventory in the Ordinary Course of Business, (B) the disposal of Purchased Assets having an aggregate value of less than $2,000,000 or (C) the disposal of Purchased Assets that are obsolete or worn-out with de minimis or no book value;
(ii)    make any material change in the levels of Inventory customarily maintained by Seller with respect to the Business;
(iii)    terminate, assign, relinquish any material rights under, grant any material waiver or material consent under, or amend in any material respect any of the Material Contracts, Transferable Permits or Leases;
(iv)    enter into any Business Agreement that (A) has a term longer than one year and cannot be terminated by Buyer after the Closing without penalty or other material and adverse effect on the Business or the Purchased Assets upon written notice of 90 days or less, other than “blanket” or other contracts that do not provide for a binding commitment to or for the Business or an Assumed

Obligation of more than $5,000,000 in the aggregate, (B) provides for a binding commitment to or for the Business or an Assumed Obligation of more than $5,000,000 in the aggregate or (C) contains any exclusivity, non-compete provisions, non-solicitation or no-hire provisions binding on the Business or the Purchased Assets that would materially impair the operation of the Business or use of the Purchased Assets after Closing; provided that, notwithstanding anything to the contrary in this Section 7.1, Seller shall not be required to seek the consent of Buyer to renew any Business Agreement with a term ending prior to the Closing Date.
(v)    materially increase or decrease the number of, or transfer a material number of employees from, the positions of employment in which Business Employees are employed, except in the Ordinary Course of Business;
(vi)    grant any increase in the compensation of, or grant any bonus or retention or severance pay to, Business Employees, except (A) for increases in compensation and bonuses in the Ordinary Course of Business and (B) for bonuses, including long-term incentive awards, and retention and severance pay that will be fully paid by Seller; provided, in each case, that Seller informs Buyer in writing prior thereto;
(vii)    settle or compromise any pending or threatened action, suit, or proceeding or any claim or claims, that in the aggregate, would reasonably be expected to be greater than $5,000,000;
(viii)    fail to make capital expenditures in accordance with the capital plan set forth on Schedule 7.1(a)(viii), subject to a 10% annual variance;
(ix)    engage in efforts outside of the Ordinary Course of Business with respect to its cash management customs and practices (including the collection of receivables and payment of payables) that would reasonably be expected to affect the calculation of the Purchase Price or the Adjustment Amount in any material respect;
(x)    enter into any Contract with any union or labor organization (including any such Contract that would be deemed to be a Collective Bargaining Agreement if entered into by Seller with respect to any Business Employees) or amend or modify any Collective Bargaining Agreements in any material respect;
(xi)    to the extent relating primarily to the Purchased Assets or the Business, (A) make, revoke or change any material election with respect to Taxes, (B) settle or compromise any Tax audit, claim, or assessment of any material liability for Taxes, (C) file any amendment to a Tax Return which may result in a material adjustment of any item of income, gain, deduction or loss with respect to the Business, (D) enter into any closing agreement or obtain any Tax ruling affecting any material Tax liability or refund, (E) surrender any right to claim a refund of any material Tax liability or refund, (F) consent to any extension or waiver with respect to any material Tax claim, assessment, or liability, or (G) change any material financial or Tax accounting methods, policies or practices except as required by a change in GAAP or in the generally applicable principles used in the preparation of the financial statements as required by any Applicable Commission, provided, however, that nothing in this Section 7.1(a)(xi) shall prevent Seller from taking any action that primarily affects the assets and business of Seller other than Purchased Assets or the Business (including, for example, any actions affecting rate recovery or securitization with respect to the Winter Weather Event as it relates to such assets or business);
(xii)    operate, or permit any Affiliate to operate, the Purchased Assets in a manner that would cause the Purchased Assets to become subject to additional FERC jurisdiction; and
(xiii)    agree or commit to take any action which would be a violation of the restrictions set forth in this Section 7.1(a).
(b)    Except to the extent that Buyer’s consent is not required under Section 7.1(a), Seller shall reasonably consult with Buyer prior to entering into any Business Agreement that, if existing as of the date hereof, would be required to be set forth on Schedule 5.10(a) as a Material Contract and promptly provide to Buyer a copy of any such agreement. Schedule 5.10(a) shall be deemed supplemented to include such agreement if (i) Buyer consents in writing thereto (which consent shall not be unreasonably withheld, conditioned, or delayed), provided, however, that in the event Seller has requested Buyer’s consent to enter into a Material Contract that requires Buyer’s consent pursuant to this Section 7.1(b) and Buyer has not responded to such request within five Business Days, Buyer shall be deemed to have consented to the entry into such Material Contract, or (ii) such agreement is an agreement for the provision of commodities, goods or services by any third party (other than an Affiliate) entered into in the Ordinary Course of Business that may be terminated by Buyer, without penalty or cost, on no more than 90 days prior written notice following the Closing. Such Business Agreements shall otherwise constitute Retained Agreements, notwithstanding any other provision of this Agreement, and the failure of such Retained Agreements to be set forth on Schedule 5.10(a) shall not constitute a breach by Seller of any representation or warranty in this Agreement.
(c)    Seller shall keep Buyer apprised of the matters known to Seller that Seller reasonably expects to result in a material increase in operating expenses or a material decrease in revenue for the Business, the Purchased Assets, or the Assumed Obligations.
(d)    The Parties shall cooperate in the planning and preparation for, and the implementation of, the transition to Buyer of data, files, knowledge, functions and responsibilities relating to the operation of the Business, as necessary for the commencement and continuance by Buyer, without interruption, of the conduct of the Business, operation of the Purchased Assets, and performance of the Assumed Obligations upon the Closing. In addition to the foregoing, each Party agrees to use commercially reasonable efforts to comply with such conditions as may be required by any Applicable Commission with regard to the transition to Buyer of the operations of the Business.
(e)    Subject to any limitations based on advice of legal counsel, Seller, to the extent reasonably practicable: (i) shall consult with Buyer and consider in good faith reasonable input provided in a timely manner from Buyer on a current basis regarding any rate filing, rate update and rate proceeding, including with respect to rate riders, formula rates, performance-based rates, securitization or the Winter Weather Event, in each case relating the Business or the Purchased Assets (“Rate Proceeding”), Seller shall consider in good faith reasonable input provided in a timely manner with respect to the preparation, filing of or response to such Rate Proceeding; (ii) shall keep Buyer informed as promptly as reasonably practicable of any material communications or meetings with FERC, any applicable commission or any other Governmental Authority, including meetings with regulatory staff relating to the Business or the Purchased Assets; (iii) shall provide copies of any material non-public written communication or materials with respect thereto to Buyer; (iv) shall convene and hold periodic status meetings with Buyer as reasonably requested by Buyer; (v) shall consult with Buyer and give Buyer a reasonable opportunity, within the applicable time constraints, to comment on any related material communications or materials submitted to a Governmental Entity relating to the Business or the Purchased Assets and consider in good faith reasonable comments provided in a timely manner from Buyer; and (vi) shall not settle or compromise, or offer any proposal to settle or compromise, any Rate Proceeding that would reasonably be expected to result in a Regulatory Order that would have a material impact on (A) the rates or rate structure applicable to the Purchased Assets or the Business or (B) the treatment of rate recovery or securitization with respect to the Winter Weather Event as related to the Purchased Assets or the Business without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that clauses (i), (ii), (iii) and (v) of this Section 7.1(e), shall not apply to any responses to discovery requests in the course of a regulatory proceeding to the extent Seller reasonably determines in good faith that the responses to which would not be reasonably likely to materially impact the Business or the Purchased Assets.
Section 7.2 Access.
(a)    Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Seller or any of its Subsidiaries by third parties that may be in Seller’s or any of its Subsidiaries’ possession from time to time, from the date hereof until the Closing Date, to the extent permitted by applicable Law, including in accordance with the HSR Act, between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours and upon reasonable notice, (i) give Buyer and Buyer’s Representatives reasonable access to the Purchased Assets, (ii) permit Buyer to make such reasonable inspections thereof (including performing one or more ALTA/NSPS surveys of the Owned Real Property or any portion thereof) as Buyer may reasonably request, (iii) furnish Buyer with such financial and operating data and other information with respect to the Business as Buyer may from time to time reasonably request and (iv) furnish Buyer with a copy of each material report, schedule, or other document primarily relating to the Business (which may be reasonably redacted by Seller if not exclusively relating to the Business) filed or submitted by Seller with, or received by Seller from, any Governmental Entity, in each case (A) to comply with reporting, disclosure, filing or other requirements imposed on Buyer or its Affiliates (including under applicable securities Laws) or for other bona fide business reasons, (B) to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements, or (C) to comply with the obligations of Buyer under this Agreement or the Ancillary Agreements; provided, however, that any such access will be conducted at Buyer’s risk and expense, at a reasonable time, under the supervision of Seller’s or its Affiliates’ personnel and (w) any such investigation will be conducted in such a manner as not to interfere unreasonably with the operation of the Business or any other Person; (x) Seller shall not be required to take any action which would constitute or result in a waiver of the attorney-client privilege, work product doctrine or other legal privilege; (y) Seller shall not be required to supply any information relating to the sale process for the Business and information and analysis (including financial analysis) relating thereto; and (z) Seller shall not be required to supply Buyer with any information which Seller is under a legal obligation not to supply; provided further, that, Buyer’s access to the Purchased Assets may be limited to the extent Seller reasonably determines, in light of the COVID-19 Pandemic, that such access would jeopardize the health and safety of any of its employees or other Representatives. Notwithstanding the foregoing, any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 7.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient Party, and the recipient Party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient Party, unless express written permission is obtained in advance from the source of the materials. Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted for a purpose relating to a dispute or potential dispute between Seller and Buyer or any of their respective Affiliates. Buyer will indemnify and hold harmless Seller from and against any Losses incurred by Seller, its Affiliates or their Representatives by any action of Buyer or Buyer’s Representatives while present on any of the Purchased Assets or other premises to which Buyer is granted access hereunder (including restoring any such premises to the condition substantially equivalent to the condition such premises were in prior to any such investigation). Notwithstanding anything in this Section 7.2 to the contrary, (x) Buyer will not have access to personnel and medical records if such access could, in Seller’s opinion (in its reasonable discretion), subject Seller to risk of liability or otherwise violate applicable Law, including the Health Insurance Portability and Accountability Act of 1996; (y) Buyer will not have access to any information to the extent relating to any Tax Return of Seller or any of its Affiliates that does not constitute a Document and (z) any investigation of environmental matters by or on behalf of Buyer will be limited to visual inspections, review of records and site visits included in the scope of “Phase 1” level environmental inspections and compliance inspections, and Buyer will not have the right to perform or conduct any sampling or testing at, in, on, or underneath any of the Purchased Assets. Buyer hereby agrees to defend, indemnify and hold harmless each of the Seller Indemnified Parties from and against any and all Losses arising out of, resulting from or relating to any field visit, environmental property assessment, or other investigation activities or other due diligence activity conducted by Buyer or any of its Representatives with respect to the Business, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED GROUP, EXCEPTING ONLY LOSSES ACTUALLY RESULTING ON ACCOUNT OF THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF ANY OF THE SELLER INDEMNIFIED GROUP. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Seller in this Agreement.
(b)    For a period of five years after the Closing Date, each Party and its Representatives will have reasonable access to all of the books and records primarily and to the extent relating to the Business or the Purchased Assets, including all Transferred Employee Records, in the possession of the other Party, and to the employees of the other Party, to the extent that such access may reasonably be required by such Party in connection with the Assumed Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Purchased Assets. Such access will be afforded by the applicable Party upon receipt of reasonable advance notice and during normal business hours, and will be conducted in such a manner as not to interfere unreasonably with the operation of the business of any Party or its respective Affiliates. The Party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by either Party in connection therewith. If the Party in possession of such books and records desires to dispose of any such books and records prior to the expiration of such five-year period, such

Party will, prior to such disposition, give the other Party a reasonable opportunity at such other Party’s expense to segregate and take possession of such books and records as such other Party may select.
Section 7.3 Confidentiality.
(a)    For a period of two years following the Closing or the termination of this Agreement, (i) Buyer will, and will cause its Affiliates and Buyer’s Representatives to, hold all Seller Confidential Information in strict confidence and not disclose any Seller Confidential Information to any Person other than its Affiliates and Buyer’s Representatives; provided, however, that upon the Closing, the provisions of this Section 7.3 will expire with respect to any information primarily related to the Purchased Assets, Assumed Obligations or the Business, and (ii) Seller will, and will cause its Affiliates and Seller’s Representatives to, hold all Buyer Confidential Information in strict confidence and not disclose any Buyer Confidential Information to any Person other than its Affiliates and Seller’s Representatives. “Seller Confidential Information” means (i) prior to the Closing, all information in any form heretofore or hereafter obtained from Seller in connection with Buyer’s evaluation of the Business, Purchased Assets or Assumed Obligations or the negotiation of this Agreement, whether pertaining to financial condition, results of operations, methods of operation or otherwise, other than information that is in the public domain through no violation of this Agreement or the Confidentiality Agreement by Buyer, its Affiliates, or Buyer’s Representatives and (ii) after the Closing, information in any form heretofore or hereafter obtained from Seller in connection with Buyer’s evaluation of the Business, Purchased Assets or Assumed Obligations primarily related to the Excluded Assets, Excluded Liabilities or Seller’s business other than the Business. “Buyer Confidential Information” means all information in any form heretofore or hereafter obtained from Buyer in connection with this Agreement and the terms of this Agreement, except to the extent such information (i) is in the public domain through no violation of this Agreement or the Confidentiality Agreement by Seller, its Affiliates, or Seller’s Representatives, (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources not known to be prohibited from disclosing such information to such Person by an obligation of confidentiality to Buyer or (iii) is developed independently by Seller, any of its Affiliates or any of their respective Representatives without the use of Business Confidential Information.
(b)    Notwithstanding the foregoing, a Party may disclose Confidential Information to the extent that such information is required to be disclosed by such Party by Law or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with the rules of any securities commission or exchange. In the event that either Party believes any such disclosure is required, such Party will give the other Party notice thereof as promptly as possible and, at the disclosing Party’s expense, will cooperate with the other Party in seeking any protective orders or other relief as such disclosing Party may reasonably request.
(c)    If the transactions contemplated hereby are not consummated, each Party will promptly return to the other Party or destroy all copies of any Confidential Information, including any materials prepared by either Party or their respective Representatives incorporating or reflecting Confidential Information, and an officer of the Party returning such copies or materials shall certify in writing compliance by such Party with the foregoing; provided, however, that the foregoing shall not apply to computer back-up tapes or similar electronic archival storage or materials required to be maintained in conjunction with policies and procedures designed to comply with applicable law, regulation, professional standards or reasonable business practice, including to enforce the terms of this Agreement.
(d)    The provisions of this Section 7.3 supersede the Confidentiality Agreement.
(e)    Notwithstanding anything contrary set forth herein, (i) for so long as Confidential Information is not disclosed by or for Buyer to a J.P. Morgan Chase & Co. business group other than J.P. Morgan Asset Management’s Alternatives – Infrastructure Investments Group, no such business group shall be deemed to be a “Buyer’s Representative” for purposes of this Section 7.3, and (ii) for so long as Confidential Information is not disclosed by or for Buyer to a fund, investment vehicle or separate account that is sponsored, advised and/or managed by J.P. Morgan Investment Management Inc. or any of its Affiliates, no such fund, investment vehicle or separate account shall be deemed to be a “Buyer’s Representative” for purposes of this Section 7.3. Notwithstanding anything contrary set forth herein, neither Buyer nor any of Buyer’s Representatives or Affiliates shall be required to inform or notify Seller or any other Person of any disclosure made to or requested by a bank examiner, regulatory examiner or self-regulatory examiner in the course of such examiner’s routine examination, inspection or audit where Seller, its Affiliates or the transactions contemplated by this Agreement are not the target of such examination, inspection or audit, and any such disclosure shall not be deemed a breach of this Section 7.3.
Section 7.4 Notices of Events. Each Party shall, promptly after obtaining knowledge thereof, give written notice to the other Party of any event or condition that causes or will cause any representation or warranty of such Party to be inaccurate or that will result in the non-fulfillment of any of the conditions to the consummation of the transactions hereunder. Except as expressly provided in Section 7.1(b) and Article I, neither such notice nor the receiving Party’s resulting knowledge of the matters disclosed therein shall be deemed to waive or limit in any respect any representation or warranty, rights in respect thereof, or conditions to the consummation of the transactions under this Agreement.
Section 7.5 Expenses

. Buyer shall bear sole responsibility for all filing fees of either Party incurred in connection with any filings or submissions under the HSR Act. Buyer shall bear the cost of the premium and other costs of procuring the Insurance Policy and any other fees, costs or deductibles associated with the Insurance Policy. Except as provided in the foregoing or to the extent otherwise specifically provided herein, and irrespective of whether the transactions contemplated hereby are consummated, all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Party incurring such costs and expenses, including filing, recording, transfer, or other fees or charges of any nature in connection with any Required Regulatory Approvals or otherwise payable pursuant to any provision of any Law, Order or Franchise in connection with the sale, transfer, and assignment by Seller or its Affiliates of the Purchased Assets and the Assumed Obligations to Buyer or its Affiliates, and fees and expenses of legal counsel in connection with the preparation and prosecution of any and all applications and proceedings with respect to the Required Regulatory Approval of each Applicable Commission.
Section 7.6 Further Assurances.
(a)    Subject to the terms and conditions of this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder. Neither Party will, and each Party will cause its Affiliates not to, in each case without the prior written consent of the other Party, take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.
(b)    Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any Contract, Permit, Claim or right or any benefit or obligation arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law or Order to which Seller is a party or by which it is bound, or in any way adversely affect the rights of Seller or, upon transfer, Buyer under such Contract, Permit, Claim or right. Subject to Section 7.17, Seller will use its commercially reasonable efforts to obtain, promptly following the date hereof, any and all consents of third parties required to assign to Buyer Seller’s rights under the Business Agreements and assignable Permits. Buyer agrees to cooperate with Seller in Seller’s efforts to obtain any consents of third parties required to assign to Buyer Seller’s rights under the Business Agreements and assignable Permits, including the submission of such financial or other information concerning Buyer and the execution of any assumption agreements or similar documents reasonably requested by a third party; provided, however, that notwithstanding the terms of any such agreement or document, no such agreement or document shall, as between the Parties, be deemed to alter the character of any liability or obligation as an Assumed Obligation or Excluded Liability hereunder or otherwise modify any of the rights or obligations of the Parties hereunder with respect thereto. To the extent that, notwithstanding its commercially reasonable efforts, Seller is unable to obtain any such required consent prior to the Closing, and as a result thereof Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such Purchased Asset intended to be transferred hereunder, or if any attempted assignment would adversely affect the rights of Seller or Buyer thereunder so that Buyer would not in fact receive all such rights or Seller would forfeit or otherwise lose the benefit of rights that Seller is entitled to retain, Seller shall continue to use its commercially reasonable efforts to obtain such consent after the Closing and Seller and Buyer shall cooperate in any lawful and commercially reasonable arrangement as Seller and Buyer shall agree, under which Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Buyer. Without in any way limiting the conditions to the Closing set forth in Article VIII, Buyer agrees that other than liability arising from a failure to comply with this Section 7.6, Seller shall not have any liability to Buyer arising out of the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom. Nothing in this Section 7.6(b) shall be deemed a waiver by Buyer of its right to receive an effective assignment of all of the Purchased Assets at the Closing nor shall any Purchased Assets covered by this Section 7.6(b) be deemed to constitute Excluded Assets.
(c)    Seller agrees to cooperate with any efforts by Buyer to obtain, at Buyer’s sole cost and expense, (i) title insurance policies in respect of the Real Property, insuring title to the applicable Real Property as vested in Buyer, including by providing all title affidavits and indemnities, evidence of corporate authority, proofs of payment, lien waivers, releases and satisfactions of liens and such other documents, agreements, instruments and information reasonably required by Buyer’s title insurance company to issue such policies at Closing, duly executed (and acknowledged, if appropriate) by Seller, Seller’s shareholders, officers or directors, or such other party as may be required or appropriate; (ii) all surveys desired by Buyer in respect of the Real Property; and (iii) all estoppel certificates and non-disturbance agreements desired by Buyer in respect of any real property Leases included in the Purchased Assets. Seller agrees to cooperate with Buyer to more specifically identify and describe the Real Property in which Seller holds an interest and that will be transferred, conveyed or assigned to Buyer at the Closing.
(d)    If within three years following the Closing Date Seller or Buyer determines that:

(i)    any Excluded Asset or Excluded Liability is inadvertently transferred from Seller to Buyer, Buyer shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as Seller may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Excluded Assets or Excluded Liabilities to Seller and its Affiliates (or to any Person as directed by Seller) in accordance with the terms of this Agreement, and agrees, at Seller’s option, to return or destroy any Confidential Information related to such Excluded Assets or Excluded Liabilities. Any such Confidential Information inadvertently transferred to Buyer shall remain subject to the confidentiality obligations of Section 7.3; or
(ii)    any Purchased Asset or Assumed Obligation is inadvertently retained by Seller, Seller shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as Buyer may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Purchased Assets or Assumed Obligations to Buyer and its Affiliates (or to any Person as directed by Buyer) in accordance with the terms of this Agreement. Seller agrees to use commercially reasonable efforts to convey all of the Real Property to Buyer at the Closing; provided, however, that to the extent all of the Real Property is not conveyed to Buyer at the Closing, the Parties shall cooperate to convey any remaining Real Property to Buyer promptly following the identification of any such Real Property.
(e)    For the purposes of this Section 7.6, “commercially reasonable efforts” shall not include the payment of any consideration (monetary or otherwise), the reduction of amounts owed to such Party in connection with obtaining any consent required by this Agreement or the concession or provision of any right to, or the amendment or modification in any manner materially adverse to such Party.
Section 7.7 Transition Plan.
(a)    During the period after the date of this Agreement and up to the Closing (the “Interim Period”), in furtherance of the transactions contemplated by this Agreement, the Parties shall, and shall cause their Affiliates to, cooperate in good faith and use their commercially reasonable efforts to develop and plan for a mutually acceptable transition plan for the migration and integration of the Purchased Assets, Assumed Obligations and Business to and into Buyer, subject to compliance with applicable Laws (the “Transition Plan”). The Transition Plan shall address matters agreed to by the Parties (which, for the avoidance of doubt, may include matters agreed by the Parties following the date hereof in accordance Section 7.23). Such cooperation shall include Buyer and Seller taking the following actions: (i) promptly after execution of this Agreement, appointing a transition manager whose primary responsibility will be to plan and execute the transition and manage such Party’s transition team; (ii) promptly after execution of this Agreement, reviewing the technology, business operations and administration capabilities to be transitioned or migrated, taking into account any issues of separation arising from the Transition Plan; (iii) reviewing the services to be provided to Buyer under the Shared Contracts and the extent to which such services can be provided on a transitional basis; (iv) establishing transition teams; (v) setting regular meetings of the teams during the Interim Period; (vi) making available appropriate knowledgeable business, operations, administration and technology personnel and any other personnel reasonably needed for such transition and migration planning, execution and knowledge transfer; (vii) coordinating as to transitional matters with respect to Governmental Entities; and (viii) developing detailed project plans for migration and transition; provided that all such activities subject to this Section 7.7 shall be in compliance with applicable Law, including the HSR Act.
(b)    In furtherance of the Transition Plan, during the Interim Period, Seller shall, and shall cause its Affiliates to, work together with Buyer in good faith and the Parties shall use their commercially reasonable efforts to prepare for the transition and migration of the software identified by Buyer to Seller as software Buyer intends to use in connection with the operation of the Business after the Closing (the “Transitioning Software”). In connection therewith, Seller shall, and shall cause its Affiliates to, facilitate discussions with third party licensors of Transitioning Software with the intent of making the Transitioning Software available to Buyer for the operation of the Business as currently conducted, effective following the Closing, subject to Buyer’s negotiation and agreement with third party licensors as to the terms and conditions of any license required with respect thereto and the payment of any fee that may be required. If the Transitioning Software is not available for use by Buyer as of the Closing Date, then Seller or its Affiliates shall continue the efforts described in this Section 7.7(b) under the terms of the Transition Services Agreement, as and to the extent permissible under the terms of the Transitioning Software licenses. The Buyer will be responsible for all costs associated with securing its separate licenses from third party licensors.
(c)    In furtherance of the Transition Plan, during the Interim Period, Seller shall, and shall cause its Affiliates to, work together with Buyer in good faith and the Parties shall use their commercially reasonable efforts to not more than twenty Business Days following the date of this Agreement, submit jointly with Buyer to FERC a petition for waiver, pursuant to which Seller and Buyer will seek waivers of applicable (i) capacity release regulations and (ii) any tariff provisions of the relevant interstate pipeline(s) for a permanent capacity release of Seller’s rights and obligations in and to the interstate pipeline service agreements to be transferred to Buyer. Seller shall use its commercially reasonable efforts to obtain as soon as possible from the relevant interstate pipeline(s), any consent(s) or agreement(s) not to oppose the waiver(s) requested in the petition for waiver and the permanent release of the interstate capacity as provided therein. If such FERC waivers have not been granted as of the Closing Date, then Seller or its Affiliates shall continue the efforts described in this Section 7.7(c) under the terms of the Transition Services Agreement.
(d)    In furtherance of the Transition Plan and subject to Section 7.6(b), during the Interim Period, Seller shall, and shall cause its Affiliates to, work together with Buyer in good faith and the Parties shall use their commercially reasonable efforts to obtain any required consent(s) from counterparties to Seller’s asset management agreements, interstate pipeline service agreements and natural gas purchase and sales contracts that are Business Agreements (“Material Gas Contracts”) to assign or novate such Material Gas Contracts, as appropriate, to Buyer at Closing. If such third party consents to assign or novate such Material Gas Contracts have not been granted as of the Closing Date, then Seller or its Affiliates shall continue the efforts described in this Section 7.7(d) under the terms of the Transition Services Agreement and, to the extent requested by Buyer, use commercially reasonable efforts to ensure that the capacity to which Seller is currently entitled under Material Gas Contracts is preserved through the transaction for the benefit of Buyer or its Affiliates on substantially the same economic basis.
Section 7.8 Governmental Approvals.
(a)    As soon as reasonably practicable following the date hereof, but in no event later than 60 days following the date hereof (or such later date as the parties shall mutually agree), Seller and Buyer will each file or cause to be filed (i) with each Applicable Commission, joint applications for the approval of the transactions contemplated hereby, which may include seeking expedited treatment; and (ii) with FERC, (A) an application for the modification and transfer of certain service area determinations under Section 7(f) of the Natural Gas Act and (B) a petition for waiver to permit the permanent assignment of interstate natural gas transportation and storage capacity to Buyer. In addition, within 90 days following the date hereof, or such other date mutually agreed between the Parties, Seller and Buyer will each file or cause to be filed, with the Federal Trade Commission and the United States Department of Justice, Antitrust Division, any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby, and shall therein request early termination of the waiting period under the HSR Act.
(b)    Seller and Buyer will, and will cause their respective Affiliates to, cooperate with each other and use reasonable best efforts to (i) promptly prepare and file all necessary applications, notices, petitions, and filings, and execute all agreements and documents, to the extent required by Law, Order or this

Agreement for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals) by the Termination Date, (ii) obtain the transfer to Buyer of all material Transferable Permits and the reissuance to Buyer of all material Permits that are not Transferable Permits, and (iii) obtain the consents, approvals, and authorizations of all Governmental Entities to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals). Each Party will, and will cause its Affiliates to, consult and cooperate with the other Party as to the appropriate time of filing all such notifications, furnish to the other Party such necessary information and reasonable assistance in connection with the preparation of such filings, and respond promptly to any requests for additional information made in connection therewith by any Governmental Entity. Notwithstanding the foregoing, any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 7.8(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient Party, and the recipient Party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient Party, unless express written permission is obtained in advance from the source of the materials. Seller and Buyer each will have the right to review in advance all characterizations of the information relating to it or to the transactions contemplated by this Agreement which appear in any filing made by the other Party or any of its Affiliates in connection with the transactions contemplated hereby.
(c)    Notwithstanding anything herein to the contrary, Buyer agrees to use its reasonable best efforts, and to take any and all steps necessary, to eliminate each and every impediment and obtain all clearances, consents, approvals (including the Required Regulatory Approvals) and waivers under any antitrust, competition or trade regulation Law, the Arkansas Code Annotated Section 23-3-101 and 102, the Arkansas Public Service Commission Rules of Practice and Procedure, Rule 10.02, the Oklahoma Administrative Code 165:45-3-5, 15 United States Code Section 717f(f) and 18 Code of Federal Regulations Parts 157 and 385 or other applicable requirements of Law that is asserted by any Governmental Entity (including any Applicable Commission) or any other party so as to enable the Parties hereto to close the transactions contemplated hereby, prior to the Termination Date, including (i) offering, settling, accepting, and agreeing, committing to agree or consenting to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure, (ii) negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, (A) the sale, divestiture or disposition of such of Buyer’s assets, properties or businesses or of Seller’s assets, properties or businesses to be acquired by it pursuant hereto, (B) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Buyer or its subsidiaries, as necessary in order to effect the dissolution of any injunction, temporary restraining order or other Order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement prior to the Termination Date, and (iii) entering into any relationships, ventures, contractual rights, obligations or other such arrangements, as necessary in order to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement prior to the Termination Date, and (iv) defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring prior to the Termination Date; provided, however, that such litigation in no way limits the obligation of Buyer to use its reasonable best efforts, and to take any and all steps necessary, to eliminate each and every impediment and obtain all clearances, consents, approvals (including the Required Regulatory Approvals) and waivers under any antitrust, competition or trade regulation Law, the Arkansas Code Annotated Section 23-3-101 and 102, the Arkansas Public Service Commission Rules of Practice and Procedure, Rule 10.02, the Oklahoma Administrative Code 165:45-3-5, 15 United States Code Section 717f(f) and 18 Code of Federal Regulations Parts 157 and 385 or other applicable requirements of Law that is asserted by any Governmental Entity (including any Applicable Commission) or any other party so as to enable the Parties hereto to close the transactions contemplated hereby, prior to the Termination Date, and Seller shall use its reasonable best efforts to support Buyer in connection therewith.
(d)    To the fullest extent possible and permitted by Law, in connection with any communications, meetings, or other contacts, oral or written, with any Governmental Entity (including any Applicable Commission) in connection with the transactions contemplated hereby (but excluding information requests by Buyer’s contractors as part of the standard scope of a Phase 1 environmental site assessment), each Party shall (and will cause its Affiliates to): (i) inform the other Party in advance of any such communication, meeting, or other contact which such Party or any of its Affiliates proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing; (ii) consult and cooperate with the other Party, and to take into account the comments of such other Party in connection with any of the matters covered by Section 7.8(b), including in connection with any analyses, appearances, presentations, written correspondence, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to the HSR Act or any other antitrust or competition Law, or related investigations and inquiries, with respect to the transactions contemplated hereby; (iii) permit for Representatives of the other Party to participate to the maximum extent possible in any such communications, meetings, or other contacts, provided that no Party shall independently participate in any meeting with any Governmental Entity (including any Applicable Commission) in respect of any HSR Act filing or any investigation or other inquiry with respect to the transactions contemplated by this Agreement without giving the other Party reasonable prior advance notice of the meeting and, to the extent permitted by such Governmental Entity (including any Applicable Commission), the opportunity to attend and participate; (iv) notify the other Party of any oral communications with any Governmental Entity (including any Applicable Commission) relating to any of the foregoing; and (v) provide the other Party with copies of all written communications with any Governmental Entity (including any Applicable Commission) relating to any of the foregoing.
(e)    Seller and Buyer will cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, federal, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax liabilities of Seller pursuant to such federal, state and local Tax Law (other than any such liabilities which under the terms hereof are to be paid by Buyer).
Section 7.9 Tax Matters.
(a)    All transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, fees and expenses (including all applicable real estate transfer Taxes, and including any penalties, interest and additions to any such tax) (“Transaction Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer, regardless of whether the Tax authority seeks to collect such Taxes from Seller or Buyer. Buyer and Seller shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of Laws relating to such Transaction Taxes. To the extent permitted by applicable Law, Buyer will file all necessary Tax Returns and other documentation with respect to all Transaction Taxes, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns or other documentation. Seller shall give prompt written notice to Buyer of any proposed adjustment or assessment of any Transaction Taxes with respect to the transaction, or of any examination of said transaction in a sales, use, transfer, or similar Tax audit. In any proceedings, whether formal or informal, Seller shall permit Buyer to participate in and control the defense of such proceeding and shall take all actions and execute all documents required to allow such participation. Seller shall not negotiate a settlement or compromise of any Transaction Taxes without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.
(b)    Any Tax Return with respect to the ownership of the Purchased Assets or the ownership or operation of the Business for any Tax period ending on or prior to the Closing Date that is due after the Closing Date will be prepared and timely filed or caused to be prepared and timely filed by Seller in accordance with the past practice of Seller, unless otherwise required by applicable Law. Any Tax

Return with respect to the ownership of the Purchased Assets or the ownership or operation of the Business for any Straddle Period will be prepared and timely filed or caused to be prepared and timely filed by Buyer in accordance with the past practice of Seller, unless otherwise required by applicable Law. Each such Tax Return subject to this Section 7.9(b) will be subject to the approval of the Party not preparing such return, which approval will not be unreasonably withheld, conditioned or delayed. Each Party will make any such Tax Return prepared by it available for the other Party’s review and approval no later than 10 Business Days prior to the due date for filing such Tax Return. Each Party shall pay the amount of Taxes shown as due upon the Tax Returns for which it controls the preparation and filing of pursuant to this Section 7.9(b). Within five Business Days after Seller’s receipt and approval of any Tax Return with respect to a Straddle Period reporting Taxes not subject to Section 3.4, Seller will pay to Buyer the amount of Taxes shown as due on the applicable Tax Return with respect to the Pre-Closing Tax Period. Within five Business Days after Seller’s receipt and approval of any such Tax Return with respect to a Straddle Period reporting Taxes subject to Section 3.4, as the case may be, (i) Seller will pay to Buyer the amount of Taxes shown as due on such Tax Return with respect to the Pre-Closing Tax Period in excess of the amount of Taxes taken into account pursuant to Section 3.4 with respect to Seller and the Pre-Closing Tax Period, if any, and (ii) Buyer will pay to Seller the excess of the amount of Taxes taken into account pursuant to Section 3.4 with respect to Seller and the Pre-Closing Tax Period over the amount of Taxes shown as due on such Tax Return with respect to the Pre-Closing Tax Period, if any. This Section 7.9(b) shall not apply to Transaction Taxes.
(c)    Buyer and Seller will provide each other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each Party will retain and provide the other with any records or information which may be relevant to such return, audit or examination or proceedings. Any information obtained pursuant to this Section 7.9(c) or pursuant to any other Section hereof providing for the sharing of information in connection with the preparation of, or the review of, any Tax Return or other schedule relating to Taxes will be kept confidential by the Parties, except to the extent that any disclosure thereof is required by applicable Law or Governmental Entity.
(d)    For all purposes of this Agreement, except with respect to the allocation of Transaction Taxes, for any Tax (or Tax refund) imposed with respect to the ownership of the Purchased Assets or the ownership or operation of the Business that relates to a Straddle Period, the Parties shall use the following conventions for determining the portion of such Tax (or Tax refund) that relates to a Pre-Closing Tax Period portion of such Straddle Period and the portion that relates to a Post-Closing Tax Period portion of such Straddle Period: (i) in the case of personal property and real property Taxes or other similar Taxes imposed on a periodic basis, the amount of Taxes (or Tax refunds) attributable to the Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and the remaining amount of such Taxes (or Tax refunds) shall be attributable to the Post-Closing Tax Period; and (ii) in the case of all other Taxes (including income Taxes, employment Taxes and sales and use Taxes), the amount of Taxes (or Tax refunds) attributable to the Pre-Closing Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology”, and the remaining amount of the Taxes (or Tax refunds) for such period shall be attributable to the Post-Closing Tax Period.
(e)    Notwithstanding any other provision in this Agreement, Buyer shall reimburse Seller for any Tax that Seller pays under Section 7.9(b) but that Buyer collects from a third party; and Seller shall not be liable for any Tax that relates to a Pre-Closing Tax Period that Buyer pays under Section 7.9(b) and that Buyer collects from a third party.
Section 7.10 Employees.
(a)    Schedule 7.10(a) sets forth a list of the Business Employees as of the date hereof, which list shall indicate Business Employees on approved leave of absence or short-term disability leave. In the event that any Business Employee ceases to be employed by Seller and its Affiliates, Seller, by delivery of written notice thereof to Buyer, shall promptly update Schedule 7.10(a) to remove from such list the name of such person. Upon any replacement of the applicable Business Employee, Schedule 7.10(a) shall be updated to include the name of such person. In the event any Business Employee returns to active employment or commences an approved leave of absence or short-term disability leave prior to the Closing, Seller shall update such employee’s status on Schedule 7.10(a) by delivery of written notice thereof to Buyer. In the event of any other change to the Business Employees not prohibited under Section 7.1(a), Seller, by delivery of written notice thereof to Buyer, shall promptly update Schedule 7.10(a) to reflect such change.  Seller shall not otherwise modify Schedule 7.10(a) without the prior written consent of Buyer.
(b)    From and after the date hereof until the Closing Date, Buyer and Seller shall cooperate in good faith regarding any written communications to be distributed to any Business Employees related to the transaction contemplated by this Agreement or post-Closing terms of employment, and Buyer shall consult and obtain Seller’s consent (which shall not be unreasonably withheld) before distributing any communications to any Business Employees. Prior to the time Buyer gives Qualifying Offers of employment to each of the Business Employees pursuant to Section 7.10(b), Seller shall cooperate in good faith to provide Buyer with such information regarding the Business Employees as Buyer may reasonably request in order to comply with covenants in Section 7.10(b). No later than 20 Business Days prior to the anticipated Closing Date, Buyer will give Qualifying Offers of employment to each of the Business Employees. As used herein, a “Qualifying Offer” means an offer by Buyer to continue employment with the Business (i) in a role that has substantially similar duties and responsibilities and is of the same status (i.e., full-time or part-time) as such Business Employee’s role immediately prior to the date on which such Qualifying Offer is made, (ii) with a primary work location within a 30 mile radius from such employee’s primary work location immediately prior to the Closing Date, and (iii) with compensation and benefits as provided in Section 7.11 of this Agreement. All Qualifying Offers of employment made by Buyer pursuant to this Section 7.10(b) will be made in accordance with all applicable Laws, will be conditioned only on the occurrence of the Closing, and will include such additional information as shall be mutually agreed by Seller and Buyer. Business Employees actively employed at the time of Closing (“Active Employees”) shall be deemed to be employees of Buyer as of the Closing Date; provided each such employee does not reject Buyer’s Qualifying Offer. Business Employees on approved leave of absence or short-term disability leave at the time of Closing (“Inactive Employees”) shall be deemed to be employees of Buyer as of the date such Business Employee returns to active employment, provided such employee (i) returns to active employment within (A) the 12-month period following the Closing Date or, if later, (B) the Business Day immediately following the date of expiration of such Business Employee’s statutory return right under applicable requirements of Law (including statutory return rights following the expiration of military leave) (in either case, the “Return Date”) and (ii) does not reject Buyer’s Qualifying Offer of employment in writing prior to the Return Date. Buyer shall keep Seller reasonably apprised as to the status of all offers. Seller will provide Buyer with access to the Transferred Employee Records for those (x) Business Employees that have accepted Buyer’s Qualifying Offer of employment prior to the Closing Date and (y) Inactive Employees that return to active employment on the applicable Return Date and have accepted Buyer’s Qualifying Offer of employment in writing prior to the applicable Return Date. Each such person who becomes employed by Buyer pursuant to this Section 7.10(b) is referred to herein as a “Transferred Employee.” Seller will reasonably cooperate with Buyer’s efforts to encourage the Business Employees to accept employment with Buyer. Each Business Employee’s employment with Seller will terminate on the effective date of their employment with Buyer as provided in Section 7.10(b). For a period of 12 months following the Closing, Seller will not, and will cause its Affiliates not to, solicit for employment any Transferred Employees who are still employed by Buyer or any other employees of Buyer or otherwise encourage any such person to terminate employment with Buyer; provided, that the restrictions in this Section 7.10(b) shall not apply with respect to any general solicitations for employment or engagement (whether by newspaper, internet advertisement, headhunter solicitation or otherwise) not specifically targeted at any such person.

Section 7.11 Employee Benefits.
(a)    Seller or its Affiliates will pay or cause to be paid to all Transferred Employees all compensation to which such Transferred Employees are entitled upon or prior to the Effective Time. Except as otherwise provided in this Section 7.11, Seller shall be responsible for all liabilities and obligations associated with or arising with respect to employee benefits provided by Seller to the Transferred Employees upon or prior to the Closing, regardless of whether such liabilities or obligations must be satisfied before or after the Effective Time. In no event shall Buyer be responsible for the payment of any severance benefits as a result of the termination of employment of Business Employees or any other Person by Seller or any of its Affiliates.
(b)    As of the Effective Time and for a period expiring at the end of the 24-month period following the Closing (the “Continuation Period”), Buyer will cause the Transferred Employees to be provided (i) with a role that has substantially similar duties and responsibilities and is of the same status (i.e., full-time or part-time) as such Business Employee’s role immediately prior to the Closing Date, (ii) with a primary work location within a 30-mile radius from such employee’s primary work location immediately prior to the Closing Date, (iii) with the same or better base salary or hourly wages, cash incentive compensation (including target annual cash bonus opportunity), and equity or equity-based incentive compensation (or, alternatively, other incentive compensation with a substantially equivalent value to existing equity or equity-based incentive compensation) as those in effect immediately prior to the Closing Date, (iv) with the same or better vacation benefits as those in effect immediately prior to the Closing Date, (v) with retirement eligibility for short term incentive compensation no less favorable than such eligibility under the CenterPoint Energy, Inc. Short Term Incentive Plan immediately prior to the Closing Date, (vi) with severance benefits no less favorable than the severance benefits set forth in Section 7.11(h), and (vii) with other compensation and benefits that are in the aggregate substantially comparable to such compensation and benefits in effect immediately prior to the Closing Date; provided, however, that no defined benefit pension, post-employment welfare, retention, change-in-control or other special or non-recurring compensation or benefit provided prior to the Closing Date shall be taken into account for purposes of this covenant, except as explicitly provided in the provisions of this Section 7.11.
(c)    Buyer agrees that upon the Closing Date, each Transferred Employee shall be immediately eligible to participate in a group health plan, as defined in Section 5000(b)(1) of the Code of Buyer or its Affiliates (“Buyer Medical Plan”). Buyer will waive or cause the waiver of all limitations under its Buyer Medical Plan and life insurance welfare benefit plans as to pre-existing conditions and actively-at-work exclusions and waiting periods for the Transferred Employees. To the extent commercially reasonable to do so and disclosed to

Buyer by Seller, all health care expenses incurred by Transferred Employees or any eligible dependent thereof, including any alternate recipient pursuant to qualified medical child support orders, in the portion of the calendar year preceding the Closing Date that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under any Seller health care plans will be taken into account for purposes of satisfying any deductible or out-of-pocket limit under the Buyer Medical Plan for such calendar year. Seller’s Benefit Plans that are welfare plans shall retain all liabilities for claims incurred prior to the Closing Date, except as set forth in Section 7.11(f).
(d)    Buyer shall, or cause its Affiliates to, recognize the service of the Transferred Employees with Seller or any of its Affiliates that has been disclosed to Buyer for purposes of determining eligibility to participate, vesting and level of compensation or benefits for any employee benefit plan, policy, program, agreement or arrangement maintained by Buyer or its Affiliates in which any Transferred Employee will participate after the Closing (a “Buyer Plan”), except (x) with respect to benefit accruals under qualified and nonqualified defined benefit pension plans or (y) to the extent such recognition would result in the duplication of benefits.
(e)    Effective as of the Closing Date, Buyer shall maintain or designate, or cause to be maintained or designated, a defined contribution plan and related trust intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code (the “Buyer’s 401(k) Plan”) for the benefit of Transferred Employees. Effective as of the Closing Date, Seller shall take whatever action is necessary so that the Transferred Employees shall cease participation in Seller’s Savings Plan (“Seller’s 401(k) Plan”), and Buyer shall take whatever action is necessary so that the Transferred Employees shall commence participation in Buyer’s 401(k) Plan. Seller shall take such action as is necessary to provide that all Transferred Employees who are participants in Seller 401(k) Plan have a fully vested and nonforfeitable interest in their entire respective account balances under such plan as of the Closing Date (regardless of their years of vesting credit under the Seller 401(k) Plan). Buyer’s 401(k) Plan shall provide for the receipt from the Transferred Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code), including, to the extent permitted by the applicable third-party service providers to Buyer’s 401(k) Plan, rollovers of outstanding plan loans under Seller’s 401(k) Plan (and all assets and liabilities associated therewith). As soon as practicable following the Closing Date, (a) Buyer shall provide Seller with such documents and other information as Seller shall reasonably request to assure itself that Buyer’s 401(k) Plan is tax-qualified and provides for the receipt of eligible rollover distributions, and (b) Seller shall provide Buyer with such documents and other information as Buyer shall reasonably request to assure itself that Seller’s 401(k) Plan is tax-qualified and provides for the distribution of eligible rollover distributions. Each Transferred Employee shall be given the opportunity to receive a distribution of his or her account balance under Seller’s 401(k) Plan and shall be given the opportunity to elect a direct rollover of such account balance, including the rollover of any outstanding plan loans, to Buyer’s 401(k) Plan, subject to and in accordance with the provisions of such plan and applicable Law. Seller and Buyer shall cooperate in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those Transferred Employees who elect to rollover their account balances directly to the Buyer’s 401(k) Plan. With respect to each Transferred Employee who elects to effect an eligible rollover distribution of his or her account balances to Buyer’s 401(k) Plan and has an outstanding plan loan under Seller’s 401(k) Plan as of the Closing Date, to the extent permitted by the applicable third-party service providers to the Buyer’s 401(k) Plan, Seller and Buyer shall cooperate to take such steps as may be necessary to (i) name the trustee of Buyer’s 401(k) Plan as the obligee of such loan, (ii) obtain an executed written acknowledgement from such Transferred Employee that Buyer’s 401(k) Plan will be the obligee of such loan, and (iii) permit any such Transferred Employee to make timely loan service payments to Buyer’s 401(k) Plan through payroll deductions by Buyer (or its applicable Affiliate) on or after completion of the eligible rollover distribution. On and after the Closing Date and prior to the completion by any Transferred Employee of an eligible rollover distribution which includes the rollover of an outstanding plan loan, Buyer and Seller shall cooperate to permit such Transferred Employee to make timely loan service payments to Seller’s 401(k) Plan through payroll deductions by Buyer (or its applicable Affiliate).
(f)    Effective as of the Closing Date, Buyer shall have in effect, or cause to be in effect, flexible spending reimbursement accounts under a cafeteria plan qualified under Section 125 of the Code (“Buyer’s Cafeteria Plan”). Each Transferred Employee who participated as of the Closing Date (collectively, the “Cafeteria Plan Participants”) in a plan maintained by Seller or its Affiliate that is qualified under Section 125 of the Code (“Seller’s Cafeteria Plan”) shall participate in Buyer’s Cafeteria Plan effective as of the Closing Date, and Buyer shall cause Buyer’s Cafeteria Plan to assume the account balances (whether positive or negative) associated with the Cafeteria Plan Participants’ flexible spending reimbursement accounts under Seller’s Cafeteria Plan (the “Transferred Account Balances”) to the extent information regarding such account balances are provided to Buyer by Seller. During the period from the Closing Date until the last day of the plan year of Seller’s Cafeteria Plan that commenced immediately prior to the Closing Date, Buyer shall continue, or shall cause to be continued, the salary reduction elections made by the Cafeteria Plan Participants as in effect as of the Closing Date to the extent such elections are provided to Buyer by Seller, and each Cafeteria Plan Participant shall be entitled to reimbursement from such participant’s flexible spending reimbursement accounts under Buyer’s Cafeteria Plan on the same terms and conditions as would have been applicable to such participant had such participant continued to be employed by Seller during such period to the extent such terms and conditions are provided to Buyer by Seller. As soon as practicable following the Closing Date, upon Seller providing Buyer with disclosures regarding the amount of the Transferred Account Balances, Seller or its Affiliate shall pay Buyer the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Buyer shall pay Seller or its Affiliate the net aggregate amount of the Transferred Account Balances, if such amount is negative. From and after the Closing, subject to the disclosures set forth above, Buyer shall assume, or cause to be assumed, and be solely responsible for all unreimbursed claims made by the Cafeteria Plan Participants under Seller’s Cafeteria Plan that were incurred for the plan year of Seller’s Cafeteria Plan that commenced prior to the Closing, or that are incurred anytime thereafter.
(g)    If the Closing Date occurs prior to December 31, 2021, Buyer and its Affiliates shall pay the Transferred Employees prorated target awards to the extent such target awards have been disclosed to Buyer as of the date hereof under Buyer’s short-term incentive program based on the portion of such plan year completed on and after the Closing Date. In the event the Closing Date occurs on or after December 31, 2021, Transferred Employees will participate in Buyer’s short-term incentive program without proration (e.g. shall be eligible for the full 2022 calendar year bonus).
(h)    If Buyer terminates the employment of any Transferred Employee within the Continuation Period for any reason other than for Cause, subject to the Transferred Employee’s execution and delivery and non-revocation of a release of claims in favor of Seller, Buyer, and their respective Affiliates, Buyer or the applicable Affiliate will provide such Transferred Employee with severance benefits that are no less favorable than the severance benefits set forth below:
(i)    a lump-sum cash severance payment in an amount equal to (A) for a Transferred Employee who is an officer, 18 months of base salary or (B) for a Transferred Employee who is not an officer, three weeks of base salary or annualized base rate of pay (“Severance Pay”) multiplied by the number of full years of service credited to the non-officer Transferred Employee, subject to a minimum of six months and a maximum of 18 months of Severance Pay;
(ii)    an additional lump-sum cash severance payment in an amount equal to (x) for a Transferred Employee who is an officer, the Transferred Employee’s target award under Buyer’s short term incentive program, based upon the Transferred Employee’s annual base salary, without proration, or (y) for a Transferred Employee who is not an officer, the Transferred Employee’s target award under Buyer’s short term incentive program, based upon the Transferred Employee’s actual eligible earnings for the period commenced on January 1st of the year during which his or her termination occurs and ending on the Transferred Employee’s termination date;
(iii)    for the applicable period required by COBRA Continuation Coverage for benefits provided to the Transferred Employee under a Buyer

Medical Plan, the Transferred Employee shall pay the active employee rate with respect to coverage during the period of time commencing as of his or her termination date equal to the total number of weeks used to calculate his or her severance benefit in clause (A) above; and
(iv)    the Transferred Employee shall be offered outplacement services appropriate to his or her employment position on his or her termination date as provided in Schedule 7.11(h)(iv).
(i)    Seller will be responsible, with respect to the Business, for performing and discharging all of its requirements under the WARN Act and under applicable Law for the notification of its employees of any “employment loss” within the meaning of the WARN Act which occurs on or prior to the Closing Date. Buyer will be responsible, with respect to the Business, for performing and discharging all of its requirements under the WARN Act and under applicable Law for the notification of Transferred Employees of “employment loss” within the meaning of the WARN Act, resulting from this transaction, whether prior to or after the Closing Date.
(j)    Seller will be responsible for providing COBRA Continuation Coverage to any current and former employees of Seller, or to any qualified beneficiaries of such employees, who become entitled to COBRA Continuation Coverage before or on the Closing, including those for whom the Closing occurs during the COBRA election period. Buyer will be responsible for extending and continuing to extend COBRA Continuation Coverage to all Transferred Employees (and their qualified beneficiaries) who become entitled to such COBRA Continuation Coverage after the Closing Date.
(k)    With respect to each Transferred Employee, the Parties shall, or shall cause their respective Affiliates to, (i) treat Buyer or its applicable Affiliate as a “successor employer” and Seller or its applicable Affiliate as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, and (ii) cooperate with each other to avoid the restart of FICA and FUTA upon or following the Closing with respect to each such Transferred Employee for the year during which the Closing occurs.
(l)    Nothing in this Agreement, whether express or implied, shall (i) confer upon any employee of Seller or its Affiliates, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, (ii) be interpreted to prevent or restrict Buyer or its Affiliates from modifying or terminating the employment or terms of employment of any Transferred Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date or (iii) be treated as an amendment or other modification of any employee benefit plan or arrangement.

Section 7.12 Insurance Policies.
(a)    Seller shall use its commercially reasonable efforts to maintain or cause to be maintained in full force and effect until the Closing all material insurance policies in effect on the date hereof (or reasonably comparable replacement policies), and rights thereunder with respect to coverage of the Purchased Assets or the Business. All such insurance coverage shall be terminated as of the Closing. Buyer shall be solely responsible for providing insurance with respect to coverage of the Purchased Assets or the Business for any event or occurrence that occurs on or after the Closing. With respect to events, circumstances or claims relating to the Purchased Assets or the Business that occurred or existed prior to the Closing Date that result or are reasonably expected to result in Losses and which are covered by Seller’s or its Affiliates’ insurance policies that apply with respect to coverage of the Purchased Assets or the Business or the locations at which the Business is operated (collectively, the “Pre-Closing Insurance”), on or after the Closing, at Buyer’s reasonable written request, Seller shall continue to pursue any claims pending with Pre-Closing Insurance as of the Closing to the extent applicable to the Purchased Assets or the Business and Seller shall make claims and use commercially reasonable efforts to recover under the Pre-Closing Insurance to the extent such coverage and limits are available with respect to the Purchased Assets or the Business under the Pre-Closing Insurance as of the date of any such claim. By requesting that Seller continue to pursue or make any claims under the Pre-Closing Insurance, Buyer agrees to reimburse Seller or its Affiliates for any costs incurred by any of them on or after the Closing as a result of such claims and Buyer or its Affiliates shall exclusively bear the amount of any “deductibles” or net retentions associated with such claims under the Pre-Closing Insurance. Seller shall hold in trust for and pay to Buyer, promptly upon receipt thereof, all proceeds, recoveries and other monies received by Seller or any of its Affiliates in connection with its claim under any Pre-Closing Insurance.
(b)    As soon as reasonably practicable following the date of this Agreement, Buyer will obtain and bind the Insurance Policy with respect to the representations and warranties of Seller in this Agreement and the other matters covered by such policy and which expressly provides that (i) the insurer under the Insurance Policy has no subrogation rights, and will not pursue any claim against Seller or any of its respective Affiliates, Subsidiaries or Representatives or any of their respective successors and assigns, except in the case of actual fraud, (ii) following the date of the Insurance Policy, Buyer may not modify the provision(s) of the Insurance Policy in respect of the no subrogation provisions described in clause (i) or in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any action against Seller or any of its Affiliates, Subsidiaries or Representatives or any of their respective successors and assigns, except in the case of actual fraud, in each case without Seller’s prior written consent (which consent may be withheld in Seller’s sole discretion), and (iii) Buyer is not required to pursue remedies against Seller or any of its Affiliates,

Subsidiaries or Representatives or any of their respective successors or assigns prior to or as a condition to making a claim under such Insurance Policy. In furtherance, and not in limitation of the foregoing, Buyer shall not permit the Insurance Policy to be amended or modified in a manner that adversely affects Seller or any of its Affiliates, Subsidiaries or Representatives or any of their respective successors and assigns in any material respect without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.
Section 7.13 Transitional Use of Signage. As soon as reasonably practicable following the Closing, and in any case no later than three Business Days following the Closing Date, Buyer shall cause the Business to cease to hold itself out as having any affiliation with Seller or any of its Affiliates. Following the Closing, Buyer shall, as soon as reasonably practicable, but in no event later than 90 days following the Closing Date, cease to make any use of any Seller Marks. In furtherance thereof, as soon as practicable but in no event later than 90 days following the Closing Date, Buyer shall remove, strike over, or otherwise obliterate all Seller Marks from the Purchased Assets and all other assets and materials owned or used by Buyer, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software, and other materials and systems; provided, that Buyer shall not be required to remove, strike or otherwise obliterate Seller Marks from (a) any Documents to the extent such Documents are primarily archival or (b) any demarcations that are made for a functional utility purpose, including asset tags. Any use by Buyer of any of the Seller Marks as permitted in this Section 7.13 is subject to Buyer’s compliance with the quality control requirements and guidelines in effect for the Seller Marks as of the Closing Date (as may be amended by Seller from time to time following the Closing). Buyer shall not use the Seller Marks in a manner that may reflect negatively on such Seller Marks or on Seller or its Affiliates.
Section 7.14 Litigation Support. In the event and for so long as either Party is actively contesting or defending any third-party Claim in connection with any transaction contemplated under this Agreement, the other Party shall use its commercially reasonable efforts to cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide access to its books and records as is reasonably necessary in connection with the contest or defense; provided, that, no Party shall be required to take any action which would constitute or result in a waiver of the attorney-client privilege, work product doctrine or other legal privilege unless the party to whom the privilege belongs waives such privilege. If a Party incurs expenses in complying with this Section 7.14 at the other Party’s request, then the other Party shall reimburse the first Party for such reasonable out-of-pocket expenses, including attorneys’ fees, but excluding personnel’s time, salary or wages.
Section 7.15 Notification of Customers. As soon as practicable following the Closing, Seller and Buyer will cause to be sent to customers of the Business written notice that such customers have been transferred from Seller to Buyer. Such notice will contain such information as is required by Law and approved by Buyer and Seller, which approval will not be unreasonably withheld or delayed.

Section 7.16 Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. Following such initial press release, each Party will, and will cause its Affiliates to, consult with the other Party prior to issuing, and will consider in good faith any comments by the other Party to or in respect of, any public announcement, statement, or other disclosure with respect to this Agreement or the transactions contemplated hereby, except (a) as in the reasonable judgment of any Party, may be legally required by Law or by any applicable Governmental Entity or needed to obtain the benefits or protection of any applicable Governmental Entity (including any filings of financial statements by a Party or its Affiliates with the SEC), (b) in connection with a Party’s or its Affiliates’ obligations as a publicly-held, exchange-listed company (including disclosures required to be made in the financial statements of any Party or of any of its Affiliates) or (c) as otherwise agreed to in writing by the Parties; provided that Seller agrees that prior to issuing (i) any written press release or written communication that relates solely to the transactions contemplated by this Agreement, Seller shall provide Buyer a copy of such written press release or written communication prior to such issuance, or (ii) any Current Report on Form 8-K announcing the entry into this Agreement or the transactions contemplated hereby, Seller shall provide Buyer a copy of such Current Report on Form 8-K prior to such issuance. Notwithstanding the foregoing, Seller and its Affiliates may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls that are consistent in all material respects with any prior public disclosures regarding the transactions contemplated herein (to the extent the information to be utilized from such prior public disclosures remains accurate in all material respects). Nothing will prohibit any Party or its Affiliates from disclosing information consistent with any information in any press release or other public announcement that was previously agreed to and disseminated in compliance with this Section 7.16, and nothing in this Section 7.16 shall require a Party to consult with the other in connection with such disclosure.
Section 7.17 Indemnification.
(a)    Seller shall indemnify, reimburse, defend and hold Buyer, its Affiliates, and their respective directors and officers, each in their capacity as such (the “Buyer Indemnified Parties”) harmless against all Losses to the extent arising out of or relating to any Excluded Liabilities. Seller’s obligations to indemnify the Buyer Indemnified Parties for such Losses shall be net of available insurance proceeds actually received by the applicable Buyer Indemnified Parties for such Losses, provided, however, for the avoidance of doubt, (i) Seller shall be responsible for paying all defense, indemnification and settlement costs for such Losses until insurance proceeds are actually received by the applicable Buyer Indemnified Parties for such Losses, (ii) Buyer Indemnified Parties shall not be required to advance payment for any such defense, indemnification or settlement costs for such Losses and (iii) any insurance proceeds paid to the applicable Buyer Indemnified Parties for any such defense, indemnification or settlement costs for such Losses shall promptly be remitted to Seller.

(b)    Buyer shall indemnify, reimburse, defend and hold Seller, its Affiliates, and their respective directors and officers, each in their capacity as such (the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”) harmless against all Losses to the extent arising out of or relating to any Assumed Obligations. Buyer’s obligations to indemnify the Seller Indemnified Parties for such Losses shall be net of available insurance proceeds actually received by the applicable Seller Indemnified Parties for such Losses, provided, however, for the avoidance of doubt, (i) Buyer shall be responsible for paying all defense, indemnification and settlement costs for such Losses until insurance proceeds are actually received by the applicable Seller Indemnified Parties for such Losses, (ii) Seller Indemnified Parties shall not be required to advance payment for any such defense, indemnification or settlement costs for such Losses, and (iii) any insurance proceeds paid to the applicable Seller Indemnified Parties for any such defense, indemnification or settlement costs for such Losses shall promptly be remitted to Buyer.
(c)    Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss indemnifiable pursuant to this Section 7.17. Each of the Parties shall have the right, but not the obligation, and shall be afforded the opportunity to the extent reasonably possible, to take all available steps to minimize Losses for which such Party is obligated to provide indemnification to an Indemnified Party pursuant to this Section 7.17 before such Losses are actually incurred by the Indemnified Party.
(d)    From and after the Closing, except with respect to claims for injunctive, specific performance or other similar equitable remedies pursuant to Section 10.12 or in the case of actual fraud or willful and material breach, indemnification pursuant to this Section 7.17 will be the sole and exclusive remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) related to or arising from the Excluded Liabilities and the Assumed Obligations, and neither Buyer nor Seller will have any other rights or remedies in connection therewith, whether based on contract, tort, strict liability, other Laws or otherwise.
Section 7.18 Shared Contracts. Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall include Shared Contract Rights, and the Assumed Obligations shall include Shared Contract Obligations. Except as provided in the foregoing sentence, all provisions of, and rights and obligations which arise under, Shared Contracts shall be Excluded Assets and Excluded Liabilities. Prior to Closing, Seller and Buyer shall cooperate to identify Shared Contracts that the Parties agree contain Shared Contract Rights and Shared Contract Obligations that, in each case, are required to be provided or performed after the Closing Date (such Shared Contracts, the “Ongoing Shared Contracts”). Each of Seller and Buyer will, in cooperation with the other, use its commercially reasonable efforts prior to the Closing to effect the assignment of the Shared Contract Rights and the Shared Contract Obligations to Buyer under the Ongoing Shared Contracts by, among other things, amending the

Ongoing Shared Contracts to separately assign the Shared Contract Rights and the Shared Contract Obligations to Buyer and, if necessary or deemed desirable by Seller and Buyer, to execute new contracts with respect thereto; provided, that such commercially reasonable efforts shall not require the payment of any consideration (monetary or otherwise) to, or the concession or provision of any material right to, or the amendment or modification in any manner materially adverse to Buyer or Seller of any Ongoing Shared Contract with, any third party; and, provided, further, that in no event shall Seller or any of its Affiliates have any obligation to any third party or to Buyer with respect to any Shared Contract Rights or Shared Contract Obligations following the assignment thereof to Buyer for any obligation that is an Assumed Obligation.
Section 7.19 Contact with Employees, Customers and Suppliers. Except as otherwise provided in this Agreement, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Buyer shall not, and shall cause its Representatives not to, contact or communicate with the employees, customers, potential customers, suppliers or licensors of Seller or its Affiliates, or any other Persons reasonably known by Buyer to have a business relationship with Seller or its Affiliates, concerning the transactions contemplated hereby without the prior written consent of Seller not to be unreasonably withheld, conditioned or delayed.
Section 7.20 Litigation Defense.
(a)    Third Party Claims. From and after the Closing, if Seller or any of its Affiliates is party to, or receives notice of, any Claim by any Person who is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement (a “Third Party Claim”) which relates to an Assumed Obligation or a Purchased Asset, Seller will promptly give written notice (a “Third Party Claim Notice”) of such Third Party Claim to Buyer. Any such Third Party Claim Notice shall describe the nature, facts and circumstances of the Third Party Claim in reasonable detail. Seller shall provide Buyer with such other information known to it or in its possession with respect to the Third Party Claim as Buyer may reasonably request. Buyer, at its sole cost and expense, will have the right, upon written notice to Seller within thirty (30) days (or such earlier time as may be required by the nature of the Third Party Claim) of receiving a Third Party Claim Notice, to assume the defense of the Third Party Claim through counsel of its choice, provided, that Seller shall be entitled to retain its own counsel, at the Buyer’s expense, if (i) upon the advice of Buyer’s counsel, a conflict of interest exists (or would reasonably be expected to arise) that would make it inappropriate for the same counsel to represent both the Buyer and Seller or its respective Affiliates in connection with a Third Party Claim or (ii) such Third Party Claim (A) seeks non-monetary relief, or (B) involves criminal allegations. If Buyer assumes the defense of the Third Party Claim pursuant to this Section 7.20(a), such assumption will conclusively establish for purposes of this Agreement that the claims made in such Third Party Claim are within the scope of and subject to indemnification by Buyer.

(b)    Defense of Third Party Claims. If Buyer assumes the defense of a Third Party Claim pursuant to Section 7.20(a), Buyer will keep Seller reasonably informed with respect to such defense. Seller shall, and shall cause its Affiliates to, cooperate with Buyer and its counsel, including making available to Buyer all witnesses, pertinent records, materials and information in Seller’s possession or under Seller’s control relating thereto as is reasonably required by Buyer. Seller will have the right to participate in such defense, including appointing separate counsel; provided that, except as set forth in Section 7.20(a), the costs of such participation shall be borne solely by Seller. Buyer will, in consultation with Seller, make all decisions and determine all actions to be taken with respect to the defense and settlement of the Third Party Claim; provided, however, Buyer may not enter into a settlement or compromise with respect to a Third Party Claim without the consent of Seller unless (i) the sole relief provided is monetary damages that will be paid in full by Buyer and (ii) there is no finding or admission of any violation of Law or of the rights of any Person.
(c)    Failure to Assume Defense. If Buyer elects not to defend such Third Party Claim or fails to promptly notify Seller in writing of its election to defend, Seller may defend such Third Party Claim and seek indemnification for any and all Losses that would otherwise be Assumed Obligations pursuant to this Agreement; provided, however, that Seller shall not pay, compromise, settle, or otherwise dispose of such Third Party Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 7.21 Financing.
(a)    Buyer shall use its best efforts to arrange the Debt Financing on terms and conditions not less favorable to Buyer than those described in the Debt Financing Commitment Letter (including any “market flex” provisions applicable thereto), including using best efforts to (i) negotiate definitive agreements (such definitive agreements being referred to as the “Debt Financing Agreements”) with respect thereto on the terms and conditions contained in the Debt Financing Commitment Letter, (including any “market flex” provisions applicable thereto) or, if available, on other terms that are acceptable to Buyer and would not materially and adversely affect the ability of Buyer to consummate the transactions contemplated herein, (ii) satisfy on a timely basis or obtain the waiver of all conditions applicable to Buyer in the Debt Financing Commitment Letter that are within their control, (iii) maintain in full force and effect the Debt Financing Commitment Letter in accordance with the terms thereof (subject to Buyer’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Debt Financing Commitment Letter in accordance with this Section 7.21), (iv) in the event that all conditions in the Debt Financing Commitment Letter have been satisfied, draw down upon and consummate the Debt Financing contemplated by the Debt Financing Commitment Letter at the Closing, and (v) take such actions as are reasonably necessary to enforce its rights under the Debt Financing Commitment Letter in the event of a breach by the Financing Sources .
(b)    Buyer shall keep Seller reasonably and promptly informed with respect to all material activity and developments concerning the Debt Financing. Without limiting the foregoing, Buyer agrees to notify Seller promptly, and in any event within two Business Days after it becomes aware thereof, (i) the entry into any material and definitive agreements related to the Debt Financing, (ii) the Debt Financing Commitment Letter shall expire or be terminated for any reason, (iii) any Financing Source that is a party to any Debt Financing Commitment Letter notifies Buyer in writing that such Financing Source no longer intends to provide financing to Buyer on the terms set forth therein, (iv) Buyer receives any notice, or other communication with respect to, any actual or threatened breach, default, termination or repudiation by any party to any Debt Financing Commitment Letter or (v) Buyer has concluded in good faith that it will not be able to obtain on the Closing Date all or any portion of the Debt Financing contemplated by the Debt Financing Commitment Letter. In addition, Buyer will promptly provide the Company with copies of all executed definitive agreements with respect to the Debt Financing.
(c)    Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, any Debt Financing Commitment Letter; provided, however, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Financing Commitment Letter shall not (i) reduce the aggregate amount of the Debt Financing or length of the commitment period set forth in the Debt Financing Commitment Letter as in effect on the date hereof, (ii) add, expand or otherwise modify the conditions precedent or contingencies to the funding on the Closing Date, (iii) otherwise expand, amend, modify or waive any provision of any Debt Financing Commitment Letter in a manner that in any such case would reasonably be expected to (x) delay or make less likely the funding of the Debt Financing (or satisfaction of the conditions precedent to the funding of the Debt Financing) on the Closing Date or otherwise prevent, delay or impair the transactions contemplated by this Agreement in any material respect or (y) adversely affect the ability of Buyer to timely consummate the transactions contemplated hereby or (iv) adversely affect the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitment Letter as so amended, replaced, supplemented or otherwise modified or waived, relative to the ability of Buyer to enforce its rights against such parties to the Debt Financing Commitment Letter as in effect on the date hereof; provided, however, that Buyer may replace or amend any Debt Financing Commitment Letter to add lenders, arrangers, agents, bookrunners, managers and other Financing Sources who had not executed such Debt Financing Commitment Letter as of the date hereof if (x) the addition of such additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the Debt Financing or the consummation of the transactions contemplated by this Agreement and (y) the aggregate commitments under the Debt Financing Commitment Letter as in effect on the date hereof after the additional of such lenders, arrangers, agents, bookrunners, managers and other Financing Sources to the Debt Financing Commitment Letter is not reduced. Buyer shall promptly deliver, and in any event within two Business Days after execution, to Seller true and complete copies of any amendment, replacement, supplement or other modification or waiver of the Debt Financing Commitment Letter. Upon any such replacement, amendment, supplement or other modification of, or waiver under, the Debt Financing Commitment Letter in accordance with this Section 7.21, the term “Debt Financing Commitment Letter” (and consequently the terms “Debt Financing,” and “Financing” shall mean the Debt Financing contemplated by such Debt Financing Commitment Letter as so replaced, amended, supplemented, modified or waived), shall mean such Debt Financing Commitment Letter as so replaced, amended, supplemented, modified or waived
(d)    If all or any portion of the Debt Financing becomes unavailable, or the Debt Financing Commitment Letter shall be withdrawn, repudiated, terminated or rescinded for any reason, then Buyer shall use its best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative Financing Sources, alternative financing and on terms and in an amount sufficient to enable Buyer to consummate the transactions contemplated by this Agreement and to consummate the transactions contemplated hereby and to pay all fees and expense reasonable expected to be incurred in connection herewith and with the Financing Commitments (“Alternative Financing”); provided that any such Alternative Financing shall not expand upon the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitment Letter on the date hereof. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing (and consequently the term “Financing” shall include the Equity Financing and the Alternative Financing), and the term “Debt Financing Commitment Letter” as used in this Agreement shall be deemed to include the commitment letter with respect to such Alternative Financing. Buyer shall promptly provide Seller with a correct and complete copy of any commitment letter and any related fee letter (or similar agreements) relating to such Alternative Financing.
(e)    Buyer shall not enter into any merger, acquisition, joint venture, disposition, lease, debt or equity financing or similar transaction that would reasonably be expected to materially impair, delay or prevent the consummation of the Debt Financing contemplated by the Debt Financing Commitment Letter.
(f)    Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that receipt of the Debt Financing is not a condition to its obligation to consummate the transaction contemplated by this Agreement.

Section 7.22 Financing Cooperation.
(a)    In connection with any contemplated obtainment of Debt Financing, prior to the Closing, at Buyer’s expense to the extent subject to the expense reimbursement provisions in Section 7.22(b), Seller shall use commercially reasonable efforts to provide (and shall use commercially reasonable efforts to cause its Representatives to provide) to Buyer (at Buyer’s sole expense) such cooperation as may be reasonably requested by Buyer to assist them in arranging the Debt Financing. provided, that such requested cooperation does not require the Seller or any of its Affiliates to (A) engage in any action that would adversely interfere with the business or operations of the Seller or such Affiliate or (B) pay any fee or incur any other liability in connection with the Debt Financing. Such cooperation shall include, but not be limited to: (a) furnishing on a confidential basis to Buyer and its Representatives and the Financing Sources, within a reasonable time period consistent with the Seller’s past practice, such historical financial information and other pertinent historical information regarding the Business, the Purchased Assets and the Assumed Obligations as may be reasonably requested by Buyer in connection with the Debt Financing; provided that such assistance shall be limited solely with respect to information and data derived from the Seller’s historical books and records; (b) [reserved] (c) participation in a reasonable number (with reasonable advance notice) of meetings, presentations, road shows, due diligence sessions and drafting sessions with prospective lenders and with rating agencies, including direct contact between senior management of Seller, on the one hand, and the actual and potential Financing Sources, on the other hand, and other customary syndication activities, (d) facilitating the granting of a security interest (and perfection thereof) in collateral, and the preparation of guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by Buyer, including obtaining releases of existing liens; provided that any granting of security interests (and perfection thereof) in collateral, obligations related to any guarantees, mortgages, other definitive financing documents or other certificates or documents and releases of liens contained in all such agreements and documents shall be, in each case, subject to the occurrence of the Closing, (e) cooperating in satisfying the conditions precedent set forth in the Debt Financing Commitment Letter to the extent satisfaction of any such condition is within the control of Seller, (f) providing information regarding the Business, the Purchased Assets and the Assumed Obligations as may be reasonably requested by the Buyer to assist Buyer in preparing materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses (registered or otherwise) and similar documents reasonably and customarily used to complete the Debt Financing, (g) using commercially reasonable efforts to assist Buyer in the preparation of customary pro forma financial statements; provided, that neither the Seller or its Representatives shall be required to provide any such assistance with respect to financial information or statements relating to (A) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) any adjustments that are not directly related to the acquisition of the Purchased Assets; provided further that (x) such assistance shall be limited solely with respect to information and data derived from the Seller’s historical books and records and (y) neither Seller nor its Representatives shall be required to certify or attest to any such pro forma financial statements or other forecasted information; and (h) to the extent required by the Financing Sources, providing customary authorization letters authorizing the distribution of information to prospective Financing Sources regarding the Business, subject to customary terms and conditions.
(b)    Nothing in this Section 7.22 will require the Seller to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Buyer; (ii) enter into any definitive agreement; (iii) give any indemnities in connection with the Debt Financing; (iv) take any action that, in the good faith determination of the Seller, would unreasonably interfere with the conduct of the business of the Seller and its Affiliates or create an unreasonable risk of damage or destruction to any property or assets of the Seller or any of its Affiliates; (v) adopt resolutions (whether by the board of directors of the Seller or otherwise) approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained; or (vi) provide any assistance or cooperation that (A) would cause any representation or warranty in this Agreement made by Seller to be breached, or (B) cause any conditions to Closing set forth in Article VIII to fail to be satisfied by the Termination Date or otherwise result in a breach of this Agreement by Seller that would provide Buyer the right to terminate this Agreement (unless waived by Buyer). In addition, any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure reflecting the Buyer or one or more Affiliates of Buyer as the obligor. Nothing in this Section 7.22 will require any Representative of the Seller or any of its Affiliates to deliver any document, or take any action that could reasonably be expected to result in personal liability to such Representative. Buyer shall promptly, upon request by the Seller (and in any event within 10 Business Days of such request), reimburse the Seller for all out-of-pocket costs and expenses incurred by the Seller or any of its Affiliates (including reasonable and documented attorneys’ fees and accountants’ fees) in connection with its cooperation contemplated by this Section 7.22.
(c)    Buyer shall indemnify and hold harmless the Seller and its Affiliates and their respective directors, officers and employees from and against any and all Losses suffered or incurred by them in connection with the arrangement and completion of any Debt Financing, capital markets transactions or related transactions by Buyer in connection with financing the transactions contemplated hereby and any information utilized in connection therewith. This Section 7.22(c) shall survive the consummation of the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the officers and directors of the Seller and its Affiliates and their respective heirs, executors, estates and personal representatives who are each third party beneficiaries of this Section 7.22(c).
(d)    Notwithstanding anything to the contrary contained herein, no Seller Related Party shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing Commitment Letter or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Seller Related Party in connection with this Agreement, the Debt Financing Commitment Letter or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Closing, the foregoing will not limit the rights of the parties to the Debt Financing Commitment Letter. In addition, in no event will any Debt Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortuous nature.
(e)    Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that receipt of the Debt Financing is not a condition to its obligation to consummate the transaction contemplated by this Agreement.
Section 7.23 Disclosure Schedule Updates. No later than 10 days after the date hereof, Seller shall use its reasonable best efforts to supplement or amend the Seller Disclosure Schedules (the “Disclosure Schedule Update”) with respect to any matter if necessary to remedy any inaccuracy in Article V of this Agreement as of the date hereof by delivering notice of such Disclosure Schedule Update to Buyer. In the event that any additional or changed item (to the extent not disclosed on the Seller Disclosure Schedules as of the date hereof) would have a material and adverse effect on the Business or the Purchased Assets as a whole, then Buyer shall have the right to designate such item as an Excluded Liability by delivering a written notice to Seller within 10 days after delivery of such Disclosure Schedule Update.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1 Conditions to Each Party’s Closing Obligations. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the fulfillment or joint waiver by the Parties on or prior to the Closing Date of the following conditions:
(a)    the waiting period under the HSR Act, including any extension thereof, applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b)    no Order (whether temporary, preliminary or permanent) which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (without limiting each Party’s obligations in this Agreement, each Party agrees to use its commercially reasonable efforts to have any such Order lifted); and
(c)    no Law shall have been enacted which directly or indirectly prohibits the consummation of the transactions contemplated hereby.
Section 8.2 Conditions to Buyer’s Closing Obligations
. The obligation of Buyer to effect the transactions contemplated hereby is subject to the fulfillment or waiver by Buyer on or prior to the Closing Date of the following additional conditions:
(a)    no change or event shall have occurred since the date hereof that individually or in the aggregate, has had or would have a Material Adverse Effect;
(b)    Seller shall have performed and complied in all material respects with the material covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;
(c)    (i) The Seller Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty will be true and correct only as of such date) and (ii) all other representations and warranties of Seller set forth in Article V of this Agreement shall be true and correct (disregarding any materiality or Material Adverse Effect qualifications therein), as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty will be true and correct only as of such date), except for any failure or failures of such representations or warranties to be true and correct that would not, individually or in the aggregate, result in a Material Adverse Effect;
(d)    Buyer shall have received a certificate from Seller, signed on its behalf by a senior executive officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Section 8.2(b) and Section 8.2(c) have been satisfied;
(e)    with the exception of the FERC capacity release waiver order which instead will be subject to Section 8.2(i) below, the Required Regulatory Approvals shall have been obtained and shall have become Final Regulatory Orders;

(f)    except as would not, individually or in the aggregate, result in a Material Adverse Effect or a material adverse effect on Buyer and its Affiliates (taken as a whole and deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is the same size of the Business), all consents and approvals of third parties (other than the Required Regulatory Approvals) required in connection with the consummation of the transactions contemplated hereby shall have been obtained;
(g)    Seller shall have obtained consents and approvals of third parties listed on Schedule 8.2(g);
(h)    Buyer shall have received the other items to be delivered pursuant to Section 4.3; and
(i)    a FERC order granting waivers permitting the permanent release or assignment of interstate natural gas transportation and storage capacity service agreements to Buyer shall have been obtained prior to the Closing and shall have become a Final Regulatory Order, or, if such order granting a waiver is not obtained prior to the Closing, the Parties shall have on substantially the same economic basis otherwise ensured that the capacity to which Seller is currently entitled is preserved through the transaction for the benefit of Buyer or its Affiliates.
Section 8.3 Conditions to Seller’s Closing Obligations. The obligation of Seller to effect the transactions contemplated hereby is subject to the fulfillment or waiver by Seller on or prior to the Closing Date of the following additional conditions:
(a)    Buyer shall have performed and complied in all material respects with the material covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;
(b)    the representations and warranties of Buyer set forth in Article VI shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty will be true and correct only as of such date), except for any failure or failures of such representations and warranties to be true and correct that do not, individually or in the aggregate, cause such representations and warranties of Buyer to be materially inaccurate taken as a whole or have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis;

(c)    Seller shall have received a certificate from Buyer, signed on its behalf by a senior executive officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied;
(d)    with the exception of the FERC capacity release waiver order which instead will be subject to Section 8.3(g) below, the Required Regulatory Approvals shall have been obtained and shall have become Final Regulatory Orders, and shall not or would not result in a material adverse effect on Seller and its Affiliates, taken as a whole;
(e)    except as would not be reasonably expected to, in the aggregate, result in a material adverse effect on Seller and its Affiliates, taken as a whole, all consents and approvals of third parties (other than the Required Regulatory Approvals) required in connection with the consummation of the transactions contemplated hereby shall have been obtained;
(f)    Seller shall have received the other items to be delivered pursuant to Section 4.4; and
(g)    a FERC order granting waivers permitting the permanent release or assignment of interstate natural gas transportation and storage capacity service agreements to Buyer shall have been obtained prior to the Closing and shall have become a Final Regulatory Order, or, if such order granting a waiver is not obtained prior to the Closing, the Parties shall have on substantially the same economic basis otherwise ensured that the capacity to which Seller is currently entitled is preserved through the transaction for the benefit of Buyer or its Affiliates.
ARTICLE IX
SURVIVAL, TERMINATION AND OTHER REMEDIES
Section 9.1 Survival.
(a)    The representations and warranties of Seller in Article V of this Agreement will terminate and expire as of the earlier of the Closing or the time of termination of this Agreement. The Parties intend to shorten the statute of limitations by specifying the survival periods in this Agreement.
(b)    The covenants and agreements of the Parties in this Agreement to be performed prior to the Closing will terminate and expire as of the Closing Date. This Section 9.1 will not limit any covenant or agreement in this Agreement which contemplates performance after the Closing; provided that the covenants and agreements in Section 7.9 will survive the Closing until 60 days after the applicable statute of limitations and the other covenants and agreements will survive the Closing until the earlier of discharge or satisfaction of the covenant or agreement. In no event shall Seller’s aggregate liability arising out of or relating to any covenant or agreement in this Agreement exceed an amount equal to ten (10) percent of the Purchase Price, and in no event shall Buyer’s aggregate liability arising out of or relating to any covenant or agreement in this Agreement exceed the amount of the Purchase Price. Notwithstanding anything contained herein to the contrary, this Section 9.1 shall not limit or otherwise affect the Parties’ rights pursuant to Section 7.17 or Section 9.3(b).
(c)    Except to the extent arising from or related to actual fraud and subject to Section 7.17 and claims for injunctive, specific performance or other similar equitable remedies pursuant to Section 10.12, the rights provided under the Insurance Policy will be Buyer’s sole recourse (even in the event the Insurance Policy is never issued by an insurer, the Insurance Policy is revoked, cancelled or modified in any manner after issuance for any reason, a claim is denied in whole or in part by any insurer under the Insurance Policy or coverage is unavailable under the Insurance Policy for any reason, including due to exclusions from coverage thereunder), and Seller will have no liability, for any breach of any representation or warranty contained in this Agreement. Nothing in this Section 9.1 will in any way be deemed to limit or modify any rights of Buyer or its Affiliates under the Insurance Policy or inhibit Buyer from obtaining any remedies it may have against any insurer under the Insurance Policy.
Section 9.2 Termination.
(a)    This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.
(b)    This Agreement may be terminated by Seller or Buyer if the Closing has not occurred on or before 12 months following the date of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement under this Section 9.2(b) will not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date. Notwithstanding the foregoing, (i) if 12 months following the date of this Agreement the conditions to the Closing set forth in Section 8.2(e) or Section 8.3(d) have not been fulfilled, but all other conditions to the Closing have been fulfilled or are capable of being fulfilled at the Closing, then the Termination Date will be the day which is 15 months following the date of this Agreement.
(c)    This Agreement may be terminated by either Seller or Buyer if (i) any Required Regulatory Approval has been denied by the applicable Governmental Entity and such denial has become final and non-appealable, or (ii) one or more courts of competent jurisdiction in the United States or any State has issued an Order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to any Party if the denial, restraining, enjoining or other action described in (i) or (ii) hereof is the result of a failure of such Party to comply with its obligations pursuant to Section 7.8.
(d)    This Agreement may be terminated by Buyer if there has been a breach by Seller of any representation, warranty, or covenant made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer to effect the Closing and such breach has not been cured by Seller or waived by Buyer within 20 Business Days after all other conditions to the Closing have been satisfied or are capable of being satisfied.
(e)    This Agreement may be terminated by Seller if there has been a breach by Buyer of any representation, warranty, or covenant made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller to effect the Closing and such breach has not been cured by Buyer or waived by Seller within 20 Business Days after all other conditions to Closing have been satisfied or are capable of being satisfied.
(f)    This Agreement may be terminated by Seller, if (i) all applicable conditions to the Closing set forth in Article VIII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied if the Closing Date were the date of such termination), (ii) Seller delivers to Buyer an irrevocable written notice on or after the date that the Closing is required to occur pursuant to Section 4.1 and Seller is ready, willing and able to proceed with the Closing in accordance with this Agreement and (iii) within three Business Days after Seller’s delivery of such notice to Buyer (or, if sooner, the Termination Date), Buyer fails to consummate the Closing (including delivering the Closing Payment Amount in accordance with this Agreement).
Section 9.3 Procedure; Effect of Termination.
(a)    In the event that a Party having the right to terminate this Agreement desires to terminate this Agreement, such Party shall give the other Party written notice of such termination, specifying the basis for such termination, and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by either Party, whereupon the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Section 9.3.
(b)    The obligations of the Parties under Sections 5.23, 6.5, 7.3, 7.5, 7.17 and this Section 9.3 (and any definitions in Article I referenced in any of the foregoing) will survive the termination of this Agreement. Subject to proviso (x) below, except in connection with a termination under Section 9.2(f), any such termination shall be the sole remedy of the Parties hereto with respect to breaches of any covenant, agreement, representation or warranty contained in this

Agreement and neither Party hereto nor any of its Affiliates or Representatives shall have any liability or further obligation to the other Party or any of its Affiliates or Representatives pursuant to this Agreement, except with respect to the obligations specified in the preceding sentence; (x) provided that nothing herein shall relieve any Party from liability for any willful and material breach of any covenant or agreement of such Party contained in this Agreement; and (y) provided further that nothing in this Section 9.3 shall in any way be deemed to limit or modify any rights of Buyer or its Affiliates under the Insurance Policy or inhibit Buyer from obtaining any remedies Buyer may have against any insurer under the Insurance Policy.
(c)    Upon any termination of this Agreement, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, will within a commercially reasonable time thereafter be withdrawn by the filing Party from the Governmental Entity or other Person to which they were made.
ARTICLE X
MISCELLANEOUS PROVISIONS
Section 10.1 Amendment. Except as provided in Section 7.1(b) and Section 7.10(a), this Agreement may be amended, modified, or supplemented only by written agreement of Seller and Buyer. Notwithstanding anything to the contrary contained herein, Section 7.21, Section 7.22, Section 10.1, Section 10.5, Section 10.6, Section 10.10 and Section 10.11 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) and the definition of “Material Adverse Effect” may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Financing Sources.
Section 10.2 Waivers and Consents. Except as otherwise provided in this Agreement, any failure of either Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 10.3 Notices. All notices, requests, instructions, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given by e-mail and either delivered by hand or sent by overnight courier (providing proof of delivery). Any notice sent by courier or delivery service shall be deemed to have been given and received at the time of confirmed delivery if such time is during normal local business hours (in the recipient’s location) or, otherwise, on the next Business Day after such confirmed delivery. Any notice sent by e-mail (including e-mail of a PDF attachment) shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by e-mail shall be followed reasonably promptly with a copy by mail. All such notices, requests, claims, demands or other communications will be addressed as follows:

(a)    If to Seller, to:
CenterPoint Energy, Inc.
Attn: Monica Karuturi, Senior Vice President and General Counsel
1111 Louisiana St., 47th Floor
Houston, Texas 77002
Email: monica.karuturi@centerpointenergy.com
with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
Attn: Timothy S. Taylor
Clinton W. Rancher
910 Louisiana Street
Houston, Texas 77002
Email: timothy.taylor@BakerBotts.com; clint.rancher@bakerbotts.com;
(b)    if to Buyer, to:

Southern Col Midco, LLC
c/o Summit Utilities, Inc.
Attn: Hallie Flint Gilman, Chief Legal Officer
10825 E. Geddes Ave., Suite 410
Centennial, CO 80112
Email: HGilman@summitutilities.com
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
Attn: John G. Klauberg
Michael E. Espinoza
101 Park Ave.
New York, NY 10178-0060
Email: john. klauberg@morganlewis.com
michael.espinoza@morganlewis.com
and
Morgan, Lewis & Bockius LLP
Attn: Kathryn Ostman
One Federal Street
Boston, MA 02110-1726
Email: kathryn.ostman@morganlewis.com

Section 10.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, Buyer shall be permitted to assign its rights and obligations under this Agreement and any other Ancillary Agreement (including the rights to receive and assume particular Purchased Assets or Assumed Obligations to the extent consistent with the Final Regulatory Orders granting the Required Regulatory Approvals), individually or collectively, (a) prior to the Closing, to one or more Affiliates or solely for collateral security purposes to any Financing Source with prior written notice to Seller and (b) after the Closing, to any Person; provided, however, that no such assignment shall relieve Buyer of, or constitute a discharge of, any of Buyer’s liabilities and obligations under this Agreement. If Buyer elects to assign its rights and obligations under this Agreement and any other Ancillary Agreement pursuant to this Section 10.4, Seller shall use commercially reasonable efforts and cooperate with Buyer as reasonably necessary to permit Buyer to identify and separately assign the rights to receive and assume Purchased Assets and Assumed Obligations at the Closing relating to each of the Arkansas Business and the Oklahoma Business to the applicable designee of Buyer, so long as such designee is not an existing utility.
Section 10.5 No Third Party Beneficiaries. No provision of this Agreement is intended to or shall be deemed to confer any rights or remedies upon any Person other than the Parties, except (a) for the rights of the Indemnified Parties under Section 7.17 and (b) that the Financing Sources shall be express third party beneficiaries of Section 7.21, Section 7.22, Section 10.1, Section 10.5, Section 10.6, Section 10.10 and Section 10.11, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Section. Without limiting the foregoing, no provision of this Agreement creates any rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.
Section 10.6 Governing Law.
(a)    This Agreement (as well as any claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby) shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of laws rules thereof that would otherwise require the Laws of another jurisdiction to apply.
(b)    Notwithstanding anything herein to the contrary, the Parties and the Seller Related Parties agree that any claim, controversy or dispute any kind or nature (whether based upon Contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the Laws of the State of New York (except to the extent any provision in the Debt Financing Commitment or in any definitive documentation related to the Debt Financing expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of the Delaware)).
Section 10.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 10.8 Entire Agreement. This Agreement will be a valid and binding agreement of the Parties only if and when it is fully executed and delivered by the Parties, and until such execution and delivery no legal obligation will be created by virtue hereof. This Agreement, the Confidentiality Agreement and the Ancillary Agreements, together with the Appendices, Schedules and Exhibits hereto and thereto and the certificates and instruments delivered hereunder or in accordance herewith, embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to such transactions contemplated hereby. Neither this Agreement, the Confidentiality Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of either Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder.
Section 10.9 Delivery. This Agreement, and any certificates and instruments delivered hereunder or in accordance herewith, may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile or electronic transmission, with such facsimile or electronic signature constituting an original for all purposes.
Section 10.10 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.
Section 10.11 Submission to Jurisdiction
.

(a)    Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined in any Delaware state or federal court sitting in the City of Wilmington (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court) and the appropriate appellate courts therefrom, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating hereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(b)    Notwithstanding anything herein to the contrary, each Seller Related Party and each of the other Parties (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Closing or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.3 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 10.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. To the extent any Party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (i) the 20th Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.
Section 10.13 No Special Damages; Sole and Exclusive Remedy.
(a)    In no event shall either Party be liable for (i) special, punitive, exemplary, incidental, consequential or indirect damages, (ii) lost profits or lost business, loss of enterprise value, diminution in value, damage to reputation or loss of goodwill or (iii) damages calculated based on a multiple of profits, revenue or any other financial metric hereunder, in each case, except to the extent payable by the Indemnified Party to a third Person.
(a)    Furthermore, Buyer and Seller acknowledge and agree that:
(i)    the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, with respect to matters relating to the transactions contemplated by this Agreement;
(ii)    subject to Section 9.1(c), the sole and exclusive remedies for any breach of the terms and provisions of this Agreement or any action otherwise arising out of or related to the transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement);

(iii)    the provisions of and the limited remedies provided in this Section 10.13 were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price;
(iv)    after the Closing, no Party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement; and
(v)    the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
Section 10.14 Disclosure Generally. Notwithstanding anything to the contrary contained in the Seller Disclosure Schedules or in this Agreement, the information and disclosures contained in any Seller Disclosure Schedule shall be deemed to be disclosed and incorporated by reference with respect to any other representation or warranty of Seller for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Seller Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement, and anything that is not required to be included in the Disclosure Schedules is solely for the convenience of Buyer. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. The Disclosure Schedules and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of Seller except as and to the extent provided in this Agreement.
Section 10.15 Transaction Privilege.
(a)    Seller and certain of its Affiliates have engaged Baker Botts L.L.P. (“Baker Botts”) as their legal counsel in connection with the transactions contemplated by this Agreement. By entering into this Agreement, Buyer and its Affiliates (i) consent to the continued representation of Seller and certain of its Affiliates by Baker Botts in connection with the transactions contemplated by this Agreement and (ii) waive any actual or alleged conflict of Baker Botts that may arise from Baker Botts’ representation of Seller and certain of its Affiliates in connection with the transactions contemplated by this Agreement. This consent and waiver extends to Baker Botts representing the Seller and certain of its Affiliates against Buyer and its Affiliates in litigation, arbitration or mediation in connection with this Agreement or the transactions contemplated by this Agreement. Nothing contained herein shall be deemed to constitute a waiver of any privilege or consent to the disclosure of any confidential information.
(b)    Buyer hereby agrees that it will cause any Person that is, or after the Closing will be, a Buyer Affiliate to execute any document or instrument reasonably requested from time to time by Seller in order to evidence or effectuate the intentions of the Parties reflected in this Section 10.15.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.
CENTERPOINT ENERGY RESOURCES CORP.
By:        /s/ Jason P. Wells
Name:        Jason P. Wells
Title:        Chief Financial Officer
         SOUTHERN COL MIDCO, LLC,
By:        /s/ Kurt Adams
Name:        Kurt Adams
Title:        CEO

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